SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4/A
                                  AMENDMENT #3
                              REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                    AZTEK INC.
              (Exact Name of Registrant as Specified in its Charter)

                                    NEVADA
        (State or Other Jurisdiction of Incorporation or organization)

                                     7371
            (Primary Standard Industrial Classification Code Number)

                                  88 0324260
                    (I.R.S. Employer Identification Number)

       1575 DELUCCHI LANE, SUITE #40, RENO, NEVADA 89502, (702) 827-3639
              (Address, including zip code, and telephone number,
       including area code, or registrant's principal executive offices)


                       COPIES OF ALL COMMUNICATIONS TO:

                        STEVE LARSON-JACKSON, ESQUIRE
                          W. KWAME ANTHONY, ESQUIRE
                       LAW FIRM OF LARSON-JACKSON, P.C.
                       1275 K STREET, N.W., SUITE 1101
                           WASHINGTON, D.C. 20005
                           Tel. (202) 408-8180
                           Fax. (202) 789-2216


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of the registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                       CALCULATION OF REGISTRATION FEE
Title of
each class of                Proposed maximum   Proposed maximum    Amount of
securities to     Amount to be  offering price aggregate offering  registra-
be Registered     registered(1)  per unit(2)       price(3)        tion fee
Common stock,
$.001 par
value per
share               2,051,109            .995          2,040,853
$703.74


(1) Represents the estimated maximum number of shares of common stock, par value $.001 per share, of Aztek, Inc. (the "Company"), expected to be issued in exchange for up to 2,051,109 shares of common stock, no par value per share, of the Aztek Technologies Inc. ("ATI"), upon consummation of the merger of ATI with the Company, described herein.



(2) The basis for calculating the fee is Rule 457(f). The market for the securities to be received by Aztek, Inc. on July 31, 1998 was C$1.50. The exchange rate on that date was 1 Canadian dollar = 0.6636 US Dollar.


(3) Estimated solely for the purpose of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                           CROSS-REFERENCE SHEET FOR
                           REGISTRATION STATEMENT ON
                           FORM S-4 AND PROSPECTUS

Item No.  Form S-4 Caption                            Heading in Prospectus
-----     -----------------                          ----------------------
1.        Forepart of Registration Statement and
          Outside Front Cover Page of Prospectus. . Outside Front Cover Page

2.        Inside Front And Outside Back Cover Pages
          Of Prospectus . . . . . . . . . . . . . . Available Information
                                                    Table of Contents
                                                    Available Information
                                                    And Incorporation of
                                                    Certain Documents by
                                                    Reference

3.        Risk Factors, Ratio of Earnings to Fixed
          Charges And Other Information . . . . . . Summary; The
                                                    Companies; Risk
                                                    Factors

4.        Terms Of The Transaction. . . . . . . . . The Transaction; Terms
                                                    of the Transaction;
                                                    Reasons for
the
Transaction;
Description
of
Securities; Material
                                                    Differences with Respect
                                                    to the Rights of Share-
                                                    Holders; Other Terms of
                                                    the transaction;

5.        Pro Forma Financial Information . . . .   Comparative Per
                                                    Share Data; Pro
                                                    Forma
Financial
Information;

6.        Material Contacts With The Company Being
          Acquired . . . . . . . . . . . . . . . .  Material Contracts with the Company
Being                                                               Acquired

7.        Additional Information Required For
          Reoffering By Persons and Parties Deemed
          to be Underwriters . . . . . . . . . . .  Not applicable

8.        Interests of Named Experts And Counsel .  Opinion Letter of
                                                    Steve Winters in
                                                    Reference to Dissenters'
                                                    Rights; Exhibit 8

9.        Disclosure of Commission Position On
          Indemnification For Securities Act
          Liabilities . . . . . . . . . . . . . .   Disclosure of Commission
                                                    Position
on
Indemnification for
                                                    Securities
Act
Liabilities

10.       Information with respect to S-3
          Registrants. . . . . . . . . . . . . .    Not Applicable

11.       Incorporation of Certain Information By
          Reference . . . . . . . . . . . . . . .   Not Applicable

12.       Information with Respect to S-2 or S-3
          Registrants . . . . . . . . . . . . . .   Not Applicable

13.       Incorporation of Certain Information
          by Reference . . . . . . . . . . . . . .  Not Applicable

14.       Information with Respect to Registrants
          Other than S-2 or S-3 Registrants . . .   Summary; The
                                                    Companies; Description
                                                    of the Business
                                                    of the
Acquiring
Company.

15.       Information with Respect to S-3
          Companies . . . . . . . . . . . . . .     Not Applicable

16.       Information with Respect to S-2
          or S-3 Companies . . . . . . . . . . . .  Not Applicable

17.       Information With Respect to Companies
          Other Than S-2 or S-3 Companies . . . .   The
Companies;
Information About
                                                    The Company Being
                                                    Acquired

18.       Information if Proxies, Consents or
          Authorizations Are to be Solicited . . .  Voting and Management
                                                    Information

19.       Information if Proxies, Consents
          or Authorizations Are Not to be
          Solicited in an Exchange offer . . . . .  Not Applicable

                           AZTEK TECHNOLOGIES INC.
                       246 LAWRENCE AVENUE, SUITE #5
                  KELOWNA, BRITISH COLUMBIA, CANADA V1Y 6L3
                               (250) 762-2333
                                                           _____________, 1998

Dear Stockholder:

         You are invited to attend the Annual and Extraordinary Meeting of stockholders (the "Special Meeting") of Aztek Technologies Inc. ("ATI") to be held on _________, 1998 at the offices of Steven K. Winters at 1010 Burrard Building, 1030 West Georgia St., Vancouver, B.C. V6E 2Y3, Canada at 9:00 a.m. local time. Notice of the Annual and Extraordinary Meeting, a Joint Proxy Statement-Prospectus and a Proxy Card are enclosed.

         The Special Meeting has been called in connection with the proposed acquisition of ATI by Aztek, Inc. (the "Company") through the merger of ATI with the Company in accordance with the Merger Agreement dated as of July 2, 1998 by and between ATI and the Company (the "Merger Agreement"). Pursuant to the Merger Agreement, ATI will merge with and into the Company with the Company being the surviving corporation and each outstanding share of ATI's common stock will be automatically converted into the right to receive shares of the Company's Common Stock, based upon an exchange ratio of one-to-one. The transaction is referred to herein as the "Merger."


     ATI and its controlling shareholders are presently the sole shareholders of the Company's common stock. These affiliates acquired their shares at the nominal amount of US$.05 per share for one million shares, US$.01 per share for one million shares, and own approximately 97% of the Company's outstanding shares.

     Following the Merger, the Company will operate the business that is presently known as Aztek Technologies Inc. Consummation of the Merger is conditioned upon approval by ATI's stockholders.

         At the Special Meeting, stockholders of ATI will consider and vote upon approval of the Merger and the Merger Agreement. Your Board of Directors has approved the Merger Agreement, including the Merger, and believes that the Merger and the Merger Agreement are in the best interests of ATI and its stockholders. Accordingly, your Board of Directors unanimously recommends that you vote FOR approval of the Merger and the Merger Agreement.

         You are urged to read the accompanying Joint Proxy
Statement-Prospectus, which provides detailed information concerning the Merger and related matters.

         Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND
RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Special Meeting.
                                                Sincerely,



                                                Mike Sintichakis
                                                President

          * PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME *


                           AZTEK TECHNOLOGIES INC.
                        246 LAWRENCE AVENUE, SUITE #5
                  KELOWNA, BRITISH COLUMBIA, CANADA V1Y 6L3
                               (250) 762-2333

                           -----------------------------
                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON ____________, 1998

                        ------------------------------

         NOTICE IS HEREBY GIVEN that the Annual and Extraordinary Meeting of stockholders (the "Special Meeting") of Aztek Technologies Inc. ("ATI") will be held on __________, 1998 at the offices of Steven K Winters at 1010 Burrard Building, 1030
West Georgia St., Vancouver, B.C. V6E 2Y3, Canada at 9:00 a.m. local time, for the following purposes:



         (1) To approve the acquisition of ATI by Aztek, Inc. (the "Company") through the merger of ATI with the Company, with the Company continuing as the surviving corporation, pursuant to which each outstanding share of ATI Common Stock will be converted into one share of the Company's common stock, par value US$.001 per share ("the Company Common Stock"), the Merger Consideration and to approve the Merger Agreement by and between ATI and the Company, dated as of July 2, 1998 (the "Merger Agreement") which sets forth the terms and conditions of the Merger.

         (2)     To approve the acquisition of Qdata Software Corp.


NOTE: ATI and its controlling shareholders are presently the sole shareholders of the Company's common stock. These affiliates acquired their shares at the nominal amount $.05 per share for one million shares, $.01 per share for one million shares, and own approximately 97% of the Company's outstanding shares.

     The Board of Directors of ATI is not aware of any other business to come before the Special Meeting.

         The Board of Directors of ATI has fixed the close of business on _____________, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.

                                       By Order of the Board of Directors,



                                       Mike Sintichakis
                                       President
-----------------------------------------------------------------------------


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE,
WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
------------------------------------------------------------------------------

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME

                       JOINT PROXY STATEMENT-PROSPECTUS
                           ------------------------
                                  AZTEK INC.
                                  PROSPECTUS
                                  2,051,109
                            SHARES OF COMMON STOCK
                          PAR VALUE $.001 PER SHARE
                           ------------------------


                           ------------------------
                           AZTEK TECHNOLOGIES INC.
                               PROXY STATEMENT
            FOR ANNUAL AND EXTRAORDINARY MEETING OF STOCKHOLDERS
                        TO BE HELD ON ___________, 1998

                           ------------------------

     This Joint Proxy Statement-Prospectus is being furnished to the stockholders of Aztek Technologies Inc. ("ATI") in connection with the solicitation of proxies by the Board of Directors of ATI for use at its Annual and Extraordinary Meeting of Stockholders to be held on __________, 1998. This Joint Proxy Statement-Prospectus was first mailed to security holders of ATI on or about __________, 1998.

     At their Meeting, the holders of common stock of ATI will be asked to approve the Plan of Merger and the Merger Agreement, dated as of July 2, 1998 providing for a merger pursuant to which Aztek, Inc., a Nevada corporation (the "Company") will be the surviving corporation and ATI will cease to exist (the transaction is referred to hereinafter as the "Merger"). The Merger Agreement is incorporated by reference and is not presented herein or delivered herewith. The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the Merger Agreement. Upon consummation of the Merger, each outstanding share of ATI common stock, no par value ("ATI Common Stock"), other than shares held by ATI shareholders who perfect dissenters' rights, will be converted into one share of The Company's common stock, par value $.001 per share ("Company Common Stock"). The receipt of the Company Common Stock pursuant to the Merger will be tax-free to U.S. holders of ATI Common Stock.

     The Company has filed a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for 2,051,109 shares of the Company Common Stock to be issued in connection with the Merger. This Joint Proxy Statement-Prospectus also constitutes the Prospectus of the Company filed as part of the Registration Statement. All information concerning the Company included in this Joint Proxy Statement-Prospectus has been furnished by the Company and all information concerning ATI has been furnished by ATI.


THE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.
PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE SECTION "RISK FACTORS."

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          Price              Underwriting Discounts      Proceeds to issuer
          to public(1)           and commissions          or other persons
Per share    One share             N/A                        One share
Total        2,051,109 shares      N/A                        2,051,109 shares


(1) The Company is issuing the shares in a one-for-one exchange such that the price for one share of the Company's Common Stock is one share of ATI Common Stock. Upon consummation of the Merger, the Company will receive all the outstanding shares of ATI and ATI will cease to exist.


(2) This Joint Proxy Statement-Prospectus includes the following expenses:
Registration fees. . . . . . . . . . . . . . . $   704
    Transfer agents' fees  . . . . . . . . . . $ 4,800
    Printing and engraving cots. . . . . . . . $ 1,000
    Legal and accounting . . . . . . . . . . . $25,000

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE THE COMPANY COMMON STOCK OFFERED BY THIS JOINT PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ATI SINCE THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS.

The date of this Joint Proxy Statement-Prospectus is __________, 1998.


                   AVAILABLE INFORMATION AND INCORPORATION
                      OF CERTAIN DOCUMENTS BY REFERENCE

   This prospectus incorporates by reference the Merger Agreement between the parties. Thus, the Merger Agreement is not presented herein or delivered herewith. ATI will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the Merger Agreement (not including exhibits to the Merger Agreement that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be made to Mike Sintichakis, #5-246 Lawrence Avenue, Kelowna, British Columbia, Canada V1Y 6L3, (250) 762-2333. In order to ensure timely delivery of the documents, any request should be made by ________, 1998. The Company is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and therefore does not file proxy statements or any other information with the Securities and Exchange Commission (the "Commission"). ATI is subject to the informational requirements of the Exchange Act and, in accordance therewith, ATI files reports and other information with the Commission. However, no such reports or other information filed with the Commission is incorporated by reference in this Joint Proxy Statement-Prospectus. Reports and other information filed by ATI can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, NW, Washington, DC 20549, and requested at the following public reference facilities in the Commission's regional offices: 7 World Trade Center, Suite 1300, New York, NY 10048; and City Corp. Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference section, 450 Fifth Street, NW, Washington, D.C. 20549. Though the Company is not subject to the federal reporting requirements, as a result of the merger with ATI, the Company will assume ATI's status as being subject to the reporting requirements. This Joint Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

     The Company's shares are not listed on any U.S. exchange. The public market for ATI's securities in Canada is on the Vancouver Stock Exchange under the symbol "VSE-AZT." The public market for ATI's securities in the

United States is on the Over-the-Counter Bulletin Board (the "OTC Bulletin Board") under the symbol "AZTKF."

TABLE OF CONTENTS
Letter To Stockholders
Notice Of Special Meeting
Available Information And Incorporation Of Certain Documents By Reference
  Summary.................................................................ii
The Companies..............................................................2
Risk Factors...............................................................3
The Transaction............................................................7
Terms Of The Transaction...................................................7
Description Of Securities.................................................11
Material Differences with Respect to the Rights of Securities Holders.....11
Pro Forma Financial Information...........................................15
Disclosure Of Commission Position On Indemnification For Securities Act
  Liabilities.............................................................17
Material Contracts With The Company Being Acquired........................17
Description Of The Business Of The Acquiring Company......................17
  Description Of Property.................................................17
  Legal Proceedings.......................................................17
  Market For Common Equity And Related Stockholder Matters................17
  Holders.................................................................18
  Dividends...............................................................18
Management's Discussion And Analysis Or Plan Of Operation.................18
Year 2000 Issues..........................................................21
External Funding..........................................................22
Changes In And Disagreements With Accountants On Accounting And Financial
  Disclosure..............................................................23
INFORMATION ABOUT THE COMPANY BEING ACQUIRED..............................23
 Description Of Business..................................................23
 Description Of Property..................................................28
 Legal Proceedings........................................................28
 Market For Common Equity And Related Stockholder Matters.................28
 Holders Of Common Stock..................................................29
 Dividends................................................................29
 Management's Discussion And Analysis Or Plan Of Operation................29
 External Funding.........................................................36
 Disagreements With Accountants On Accounting And Financial Disclosure....36
PART D VOTING AND MANAGEMENT INFORMATION..................................36
 Date, Time and Place Information.........................................36
 Revocability of Proxy....................................................36
 Dissenters' Rights of Appraisal..........................................36
 Persons Making the Solicitation..........................................37
 Interest Of Certain Person in Matters To Be Acted Upon...................37
 Voting Securities and Principal Holders Thereof..........................39
 Security Ownership of Certain Beneficial Owners and Management...........39
 Security Ownership of Certain Beneficial Shareholders....................40
 Voting Procedures........................................................42
 Directors, Executive Officers, Promoters And Control Persons Of The
      Surviving or Acquiring Company......................................43
 Executive Compensation Of The Directors And
      Executive Officers of ATI...........................................44
 Executive Compensation Of The Directors And Executive Officers Of The
      Surviving or Acquiring Company......................................45
 Certain Relationships and Related Transactions...........................47
                                     iii

                                   SUMMARY

     This Joint Proxy Statement-Prospectus is being issued by Aztek, Inc., a Nevada Corporation, and Aztek Technologies Inc., a British Columbia corporation, to effect a merger of the two companies with the Nevada corporation being the surviving entity. Aztek, Inc. is a dormant corporation that has been in existence for four years. Aztek Technologies Inc. is a company that develops and sells computer software and computer systems and provides support services for its customers. Aztek, Inc. will issue one common share of its stock for each outstanding share of Aztek Technologies Inc.

     The shareholders of Aztek, Inc. presently consist of Aztek Technologies Inc. and the directors of Aztek Technologies Inc. (the "Affiliates") The
On June 24, 1998, the Affiliates acquired one million shares at US$.05 per share and one million shares at $.01 per share. On June 23 and 25, 1998, ATI's shares closed at C$.80 and C$.95 respectively. The shares purchased at US$.01 per share are referred to as Bonus Shares and are discussed below.
For more information on the Bonus Shares, see "Certain Relationships and Related Transactions" at page_____. The following table sets forth the percentage change in ownership that will result from the merger.

                No. of Aztek         No. Of          No. Of Shares
                 Technology         Aztek Inc.         Held After
Shareholder        Shares    %(1)    Shares      %       Merger         %(1)
-----------    -----------  ---    -----------  ---    -------------   ---
Total issued
 & outstanding   2,051,109   100%   2,025,000    100%     4,076,109     100%

Mike Sintichakis   462,190    23      800,000     40      1,262,190      31
Nick Sintichakis    74,500     4      430,000     21        504,500      12
Daunna Potts             0     0       10,000      *         10,000       *
Eileen Keogh        37,000     2      320,000     16        357,000       9
Edson Ng           104,700     5      440,000     22        544,700      13
Aztek Tech-
      nologies(2)        0     0       25,000      1              0       0
Non-affiliates   1,372,719    67            0      0      1,372,719      34

(1) Percentages do not equal 100% because of rounding.
(2) Aztek Technologies Inc. presently owns 25% of the outstanding shares of Aztek Inc. After the merger, the 25,000 shares will become authorized but unissued shares of Aztek Inc.

*Less than one percent.

     The Company issued common shares at US$.05 per share and certain Bonus Shares at US$.01 per share in exchange for cash to pay anticipated legal and corporate expenses and expenses associated with anticipated acquisitions of Qdata Software Inc. discussed elsewhere in this Joint Proxy Statement-Prospectus. For more information see Description of the Business of the Acquiring Company Management's Discussion and Analysis or Plan of Operation at page __. The Bonus Shares are not a separate class of shares but are common shares, and serve as an incentive to the Directors and Officers of the Company. The Bonus Shares are currently in escrow until the Company meets several performance objectives over a period of five years. The beneficial owners of the Bonus Shares may only receive delivery of the shares to a maximum of 20% per year depending on the Company's performance. For more detailed information, see "Market For Common Equity And Related Stockholder Matters" below.

     In addition to the increased interests of the Affiliates, the net effect of the merger is that the business and operations of Aztek Technologies Inc. will move from being a Canadian company to being a U.S. Company.

     The primary addresses of the companies that are the parties to the transaction for which the securities described in this Joint Proxy Statement-Prospectus are being issued are as follows:

                                  Aztek, Inc.
                       Suite #40 - 1575 Delucchi Lane
                             Reno, Nevada 89502
                                (702) 827-3639

                           Aztek Technologies Inc.
                            #5-246 Lawrence Ave.
                            Kelowna, B.C. V1Y 6L3
                                   Canada
                                (250) 762-2333

                                 THE COMPANIES

     Aztek, Inc. (the "Company") was incorporated as Spectral Innovations
(1994) Inc. in 1994. ATI formed the Company as a wholly-owned subsidiary intending to acquire Spectral Innovations, Inc., a California corporation ("Spectral California"). ATI subscribed for 25,000 shares of the Company at $1.00 per share. The shares were subscribed and the Company continues to carry the full amount of the purchase price as a subscription receivable due to ATI's lack of funds to pay for the shares in cash. The acquisition of Spectral California did not materialize. Shortly hereafter, ATI's management decided it eventually would merge ATI into the Company but management declined to effect the merger immediately. The Company has remained dormant since its inception. The Merger Agreement described below resulted from the decision to merge and the transaction is the subject of this Joint Proxy Statement-Prospectus. The reasons for the Merger are described below in the subsection, "Reasons for the Transaction" under "Terms of the Transaction."

     ATI was incorporated on July 11, 1979, by filing and registering its articles with the British Columbia Registrar of Companies. Over the last four years, ATI has expanded its business focus and capabilities following acquisitions. On September 30, 1994, ATI acquired all of the issued and outstanding shares of ResponseWare Corporation, a developer of municipal government software including general accounting and payroll systems and specialized systems such as property taxation, utility billing and building permits. This acquisition allowed ATI to further diversify its operations within the computer hardware, software and telecommunications market and to expand the existing forty-five (45) municipal and private sector clients of ResponseWare. ATI continues to support and service the ResponseWare software and client base as its primary source of revenue. On August 21, 1995, ATI acquired the assets and business of Helix Technologies Limited, a consulting and systems integration firm specializing in technology for mobile work force automation. ATI has completed contracted projects from the acquisition and currently has no contracts for work in this area. Mobile work force automation technologies will be incorporated into future ATI products that have yet to be developed. ATI also continues to pursue further project-based contracts in the area of mobile work force automation technologies.


     ATI's shares are currently trading on the Vancouver Stock Exchange ("VSE") and the Over-The-Counter Bulletin Board ("OTC BB"). ATI announced the Merger on July 2, 1998. At that time, its shares closed at C$1.25 on the VSE and there had been no trades on the OTC Bulletin Board.

                                RISK FACTORS

     The securities offered hereby are speculative in nature and involve a high degree of risk. Prospective investors should consider carefully the following factors, among others, prior to making an investment decision.

     OPERATING HISTORY. The Company has no operating history. The Company was incorporated in the State of Nevada in 1994 as Spectral Innovations
(1994), Inc., but has been dormant since its inception. On June 8, 1998, Spectral Innovations (1994) Inc. changed its name to Aztek Inc. by filing with the State of Nevada an amendment to its articles of incorporation. Following the merger, the Company will assume the business activities of ATI.

      CHANGE IN BUSINESS FOCUS. ATI has been incorporated since July 11, 1979. Nevertheless, it has undergone several major changes in ownership and its primary business focus. Following its inception, ATI was involved in the exploration of oil, gas, and gold properties in North America. From 1989 to 1991 ATI was dormant. ATI's name has changed several times since its inception to reflect its changing business emphasis. On September 1991, the current president, Mr. Mike Sintichakis, became a director and ATI's
president.   During the last six years, ATI has experienced substantial structural and fiscal changes necessitated by the acquisition of other companies and external capital raising efforts. As a result of the Merger, ATI will cease to exist, the Company will be the surviving corporation, and all of ATI's operations will be the business of the Company.


     DISCONTINUANCE OF PRIMARY PRODUCT. ATI'S products consist solely of computer programs developed by ATI's predecessor, ResponseWare Corporation. ATI discontinued the product because the products cannot take advantage of personal computer environments and was to expensive to maintain. As a result of discontinuing the product, net sales decreased 26% from $459,937 in the fiscal year ending 1997 to $339,784 in the fiscal year ending 1998. Sales decreased 13% from $528,922 in the fiscal year ending in 1996 to $459,934 in 1997.

     Even though ATI is not selling new ResponseWare products, it continues to earn revenue by servicing, supporting, and developing product enhancements (software upgrades) for the ResponseWare product line. ATI is contractually obligated to provide maintenance services for the products already sold. Customers pay an annual fee for the computer system maintenance. For those customers who are not parties to an annual service contract, ATI provides support and is compensated on a time and material basis. Support and maintenance of ResponseWare products currently generate approximately 90% of ATI's revenues. For more information see "Management's Discussion and Analysis Or Plan of Operation."

     RISKS OF DEVELOPING NEW SOFTWARE. The Company intends to design and develop an entirely new suite of software products to replace ResponseWare's obsolete products. The new products will be based on software licensed to the Company by IBM. No guarantee exists as to the viability of the new products. The software is new, untested, and therefore potentially unstable. The products are subject to delays which could result in lost sales to new customers and lost revenues from existing customers that move to other vendors before new products are completed. Acquisitions will also affect new product development. ATI must design products in such a way that they can be integrated with other products including those acquired through acquisitions of companies. For more information on new products, see "Management's Discussion and Analysis" below.




     EXPECTATION OF LOSSES. The Company's management and ATI's management believe the Company and its software and services will be a profitable enterprise in the future. However, the Company anticipates experiencing future operating losses resulting primarily from marketing and recruitment of Value Added Resellers ("VARs") and associated training costs. ATI has operated at a loss for several years. To limit and reverse anticipated operating losses the Company must successfully develop its distribution network of VARs in the United States and Canada.




     WORKING CAPITAL REQUIREMENTS. After the Merger, the Company will require a substantial investment in working capital, principally to finance its marketing activities, recruitment of VARs, hardware and software development, and to increase its existing staff. ATI's working capital balance as of June 30, 1998, was $-451,698. ATI has been attempting to raise one million dollars in an offering. Without additional capital generated from sale of the Company's stock, or from operations, the Company will be unable to fund its business and will be unable to offer its services on an extensive basis. Thus, the Company will be unable to expand its business. The Company will require a minimum of approximately $400,000 in working capital over the next twelve months. There can be no assurance that capital from private and public offerings will be available, or if available, can be obtained on terms advantageous to the Company. If the Company is successful in effecting its anticipated private placement, the capital therefrom will be sufficient to meet the expected working capital needs for the following twelve months. If the Company is unable to raise sufficient capital either externally or from operations it will not be able to sustain its operations. The Company will have to reduce expenditures to keep in line with existing revenues generated by maintenance and customized service contracts currently in place. For more information on ATI's efforts to raise additional capital, see the subsection "Current Business Status" under "Description of Business" which can be found under "Information about the Company to be Acquired."

     ARBITRARY OFFERING PRICE. No public market presently exists for the Company's Common Stock and only a limited prior market has existed for ATI's Common Stock. On a daily basis, ATI's trading volume on the Vancouver Stock Exchange and the OTC Bulletin Board generally did not exceed 1,500 shares. The one-for-one exchange offered in this Joint Proxy Statement-Prospectus bears no relationship to the assets, book value, earnings, net worth, or any other recognized criteria of value of ATI. Consequently, the share exchange ratio, which can be deemed an offering price for ATI's securities, was determined arbitrarily and solely by the Boards of Directors of the Company and ATI. In establishing the offering price, the Boards considered such matters as the limited financial resources of the Company and ATI and the general condition of the securities markets. The exchange ratio of the Merger should not, however, be considered an indication of the actual value ATI.

     CENTRALIZED MANAGEMENT. The Company's Board of Directors consists solely of the directors of ATI and one relative of a director. The
Company has no other management. Upon completion of the Merger, ATI's management will become the Company's management. The Company's key management functions will be concentrated with ATI's current president, Mr.

Mike Sintichakis. The loss of Mr. Sintichakis' services could significantly impact the Company's future operations and profitability. ATI currently does not have key management insurance on Mr. Mike Sintichakis.




     INDEMNIFICATION OF DIRECTORS AND OFFICERS. The articles of incorporation for both the Company and ATI indemnify directors and officers of each and allow for ATI and the Company to secure insurance for the liability of their respective directors and officers.


     NO PUBLIC MARKET FOR SHARES. At the present time, no public market exists for the Company's Common Stock and no market will, in fact, develop after completion of the Merger. Although ATI's Common Stock is traded on the Vancouver Stock Exchange, the daily volume is approximately 1,500 shares. ATI's listing on the OTC Bulletin Board is relatively recent, and no reliable historical data exists upon which to project daily trading volume of ATI's Common Stock. After the merger, the Company will seek to have its shares listed on the OTC Bulletin Board but will not apply to have its shares listed on any exchange. The Company will implement is acquisition plan described below. Once the Company is qualified, it will seek listing on the Nasdaq SmallCap.

     NO DIVIDENDS. Neither the Company nor ATI has paid any dividends to date and the Company has no plans to pay dividends in the foreseeable future.


     LIMITED FINANCIAL RESOURCES AND NEED FOR ADDITIONAL FINANCING.
Other than the proceeds from an anticipated offering and possible future revenues from the sale of the Company's services, the Company does not at this time, and may not in the future, have any additional sources of funds such as operating funds or significant credit arrangements, from which to pay the costs of its proposed operations. Although the Company believes that the external fund raising efforts will be sufficient for the Company's short-term needs after the Merger, the conduct of the Company's business will require additional funds. The Company cannot assure it will be able to raise additional capital in the future to support its operations, either from operations or from external sources. Once the Company raises additional funds and completes three anticipated acquisitions, it will begin the process of acquiring real properties. The first step will be to re-zone property in Kelowna B.C. before acquiring the property. The Company will then seek to do a three million dollar offering to acquire property in Kelowna B.C. that is presently owned by a non-affiliate. The parties have only had preliminary discussions about the property thus far and information about the economic effects is not currently available.



     RISKS ASSOCIATED WITH ACQUISITIONS. The Company will use money raised in its anticipated offering for acquisitions, completion of products under development, financing expenses, marketing and working capital. Moreover, inherent risks associated with the plan of acquisitions include the following factors: acquisition targets tend to be small privately owned companies for which information material to the acquisitions is unavailable prior to the acquisitions; the size of the acquisitions is small such that substantial due diligence is cost-prohibitive; the Company cannot assure that acquired companies will be free of problems with their staffs, products or clients; the Company can give no assurances that financial projections associated with the acquisitions will be accurate; the Company cannot give assurances that the acquired companies' clients will easily make the transitions from the acquired companies' products to the Company's products. ATI experienced such problems with its acquisition of Helix Technologies Limited ("Helix"). Helix generated revenues from time and materials in consulting and custom programming. Helix did not have its own proprietary products. Since ATI did not have additional financing, ATI focused its limited resources on servicing contracts assumed in its acquisition of ResponseWare Corp at the expense of sustaining Helix or developing new opportunities for Helix. Thus, Helix's business activities dwindled. For more information on pending acquisitions, see "Management's Discussion and Analysis" under "Information About the Acquiring Company."

     ATI is presently negotiating to acquire Concord Consultants Ltd., Municipal Hardware Systems Ltd., and Qdata Software Inc. The companies to be acquired are software designers and vendors. The acquisitions are dependent on the Company 's ability to raise additional money in an offering or offerings. ATI's pending offering has been unsuccessful thus far and ATI cannot guarantee that it will be able to raise the money contemplated under its offering.

     DEBT TO AFFILIATES AND DEBT TO THIRD PARTIES. Pursuant to the Merger, the Company will assume all of ATI's outstanding debt. Trade accounts payable
are interest-free.   The royalties payable is without interest.  The current
liabilities to officers and directors is without interest. ATI currently has long term debt of approximately C$133,507 of which C$132,707 is due to affiliates. The note payable to affiliates is without interest. The remaining C$800 is an obligation under a capital lease. ATI has an accounts payable balance of C$287,166, and total debt of C$657,759.


     SUBSTANTIAL COMPETITION. ATI currently competes in a rigorous and demanding business environment. The primary source of competition comes from small to mid-sized municipal government marketers, regional vendors, specialized departmental solution providers and in-house developed systems. Approximately 100 significant regional software vendors are in the United States and approximately 10 significant regional software vendors are in Canada. The Company and ATI expect competition to increase in the foreseeable future, which may or may not impact the Company's profitability after the Merger. Mounting pressure to deliver current technology is increasing at a time when funding for new development is difficult for the Company to achieve. The Company's products are designed to take advantage of business intelligence tools and software. Frequently, municipalities create and maintain information and data with limited support staff. For additional information, see "Competition" under "Description of Business" at page 23.


     ATI's software applications can accommodate customer-developed enhancements better than alternative technologies. Presently, many proprietary products are designed as full-featured products that do not allow users to extend the products or access the data that makes up the products. These capabilities are desirable to provide options to the customer for customizing the products by adding the functionality or tying in other systems. Common requirements include adding ad-hoc query and reporting tools or workflow management tools. ATI's products use object oriented technologies and documented program interfaces to facilitate third party extensions and access to data.


     VOTING CONTROL BY INSIDERS. The Company's articles of incorporation and ATI's articles prohibit cumulative voting in electing directors. The Company's directors are presently the largest stockholders in ATI and all of ATI's directors presently serve on the Company's Board of Directors. In this regard, Mr. Mike Sintichakis, president and director, will continue to be the largest single shareholder.

                               THE TRANSACTION
     The Company has entered into an agreement with ATI whereby each one outstanding share of ATI Common Stock will be exchanged for one common share, par value $.001 of the Company resulting in all shareholders of ATI becoming shareholders of the Company. The transaction is subject to regulatory acceptance and the approval of the shareholders of ATI and all regulatory bodies having jurisdiction over the Company.

                          TERMS OF THE TRANSACTION


     Background of the Transaction. ATI and the Company's principal, Mr. Mike Sintichakis, concluded that ATI would be in a better position for growth and expansion if it were a U.S. Company. After conferring on the matter, the board resolved to change the domicile of ATI. At Mr. Sintichakis' suggestion, since ATI had already formed a U.S. corporation, the board concluded that it would be appropriate to merge ATI into the dormant corporation. On June 30, 1998, the Company's Board officially approved the acquisition of ATI in a one-for-one exchange. For the benefits of operating as a U.S. company, see "Reasons for the Transaction" below. The only agreement to which the Company and ATI are parties is the Merger Agreement.



     Terms Of The Acquisition Agreement. The Merger Agreement provides for the acquisition of ATI by the Company by ATI merging into the Company with the Company being the surviving corporation. Each outstanding share of ATI's common stock will be automatically converted into the right to one share of the Company's Common Stock. This transaction is referred herein as the "Merger." The Merger Agreement calls for the Company to issue its shares in exchange for each outstanding share of ATI in a one-for-one exchange. The parties have provided that the Company will issue Escrow Shares such that the holders of ATI escrow shares will receive Escrow Shares in the Company's Common Stock with the same rights that existed prior to the Merger. All assets and liabilities of ATI will pass to the Company on the completion of the Merger. Except for Mr. Sintichakis, the directors and officers are required by the Merger Agreement to resign from ATI at the completion date. They have already been duly elected as the directors and officers of ATI.


     Treatment of Stock Options and Escrow Shares. At the Effective Date, each option outstanding under ATI's stock option plan shall be converted into an option to purchase the number of shares of Company Common Stock equal to the number of shares of ATI Common Stock issuable immediately prior to the Effective Date upon exercise of such option (without regard to restrictions on exercisability) upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Time. At the Effective Date, each ATI escrow share outstanding shall be converted into the number of escrow shares of Company Common Stock equal to the number of escrow shares of ATI Common Stock issuable immediately prior to the Effective Date upon the same terms and conditions under the relevant escrow plan as were applicable immediately prior to the Effective Time. The Escrow Shares are placed in escrow on release upon ATI reaching certain milestones. The Escrow Shares serve as an incentive to Mr. Sintichakis to cause ATI to reach these milestones.



     ATI currently has stock options outstanding and shares allotted accordingly. Directors or employees may exercise the options for the total shares allotted or a portion of the shares allotted. Directors and employees are not under any obligation to take up and pay for any of the optioned shares. The stock options are non-transferable and become null and void thirty days after the director or employee ceases to be a director or employee of ATI. 185,000 options with an exercise price of $1.82 are outstanding and will expire on March 20, 1999.



     Of the total shares of ATI Common Stock outstanding, 354,000 shares are escrow shares that will be released to their owners at the rate of 1 share for each $0.31 of cash flow from operations. Shares not released prior to September 17, 2001 will be cancelled and treated as authorized but unissued shares. The Directors own certain Bonus Shares that are also held in escrow and referred to as escrow shares. The shares are placed in escrow and released upon the Company meeting certain milestones. The Company issued the Shares on the condition that they be placed in escrow to serve as an incentive to the directors to maximize the Company's performance and encourage the directors to continue serving in their capacities as the Company grows.


      REASONS FOR THE TRANSACTION. The Board of Directors of ATI considered the Merger and the terms of the Merger Agreement, including the Exchange Ratio, in light of economic, financial, legal, market and other factors and concluded that the Merger is in the best interests of ATI and its stockholders. The primary purpose of the Merger is to change ATI's domicile. By merging, the Company will acquire a going concern and move from being a dormant corporation to an active corporation. The Company will own all of ATI's assets, receive all its revenues and assume its liabilities and expenses.

          The Company's directors and officers have acquired the Company's Common Stock at a price greater than the value of the shares to be tendered by ATI's shareholders upon completion of the Merger. Upon the effective date of the merger, the investors in ATI will benefit from an immediate increase in per share value of $-0.23 to $-0.10 from the net tangible book value of their ATI Common Stock when compared to the resulting net tangible book value of the Company's Common Stock after the Merger.

     In exchange for all the Common Stock of ATI, the Company will issue its stock to ATI's shareholders. Upon completing the Merger, the shareholders of ATI will become shareholders in an American corporation with all the assets, future revenues, liabilities and expenses previously associated with ATI. Management for both companies believe that significant advantages exist with respect to the surviving company being an American company. In the near future, the Company intends to do a significant amount of business in the U.S. As an American company, it will not be vulnerable to currency risk. Moreover, management believes that it will be better able to attract U.S. municipal customers as an American company than as a Canadian company.

     As an American company, the surviving company will be able to attract more investment capital as it continues to grow. Investors tend to be more cautious with respect to investing in foreign companies partly because they have less access to information and because such foreign companies may be subject to less stringent accounting rules. Though ATI is currently a fully reporting company under the Securities Exchange Act of 1934, investors still tend to perceive that they enjoy less protections when investing in a foreign company. Future investors in the Company can be confident that they are investing in a company that is subject to U.S. accounting procedures which tend to be more strict than those of non-U.S. domiciles. The Company will apply to have its shares traded on the OTC Bulletin Board and ATI's shares will be de-listed from the Vancouver Stock Exchange. As a result of the Merger and subsequent de-listing, the Company will no longer be subject to different trading rules and requirements. Currently, ATI is subject to different trading rules and requirements by virtue of its shares being traded on Canadian exchanges and the OTC Bulletin Board.

     At or around the time of the Merger, the Company will acquire the assets of Qdata Software Inc., a Barbados corporation that distributes computer software internationally. The acquisition of Qdata is not contingent on the Merger. Management of the Company and Qdata are presently in negotiations. The Company's management does not know whether the acquisition of Qdata will take place before or after the Merger of ATI and the Company, but the Company and Qdata expect to effect the acquisition as soon as they reach an agreement on the acquisition terms. They have agreed in principal that the Company will pay for Qdata by issuing shares of its Common Stock in exchange for Qdata's assets, but will not assume Qdata's liabilities. The parties have not agreed on the number of shares the Company will issue in the transaction. The principals of Qdata are not affiliates of ATI or the Company. ATI's shareholders will benefit from the transaction because shortly after the Merger ATI's shareholders will own stock in a company with combined assets and revenues of ATI and ultimately Qdata Software Corp. THE BOARD OF DIRECTORS OF ATI UNANIMOUSLY RECOMMENDS THAT ATI'S STOCKHOLDERS
VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.


      Exchange of Stock Certificates. Prior to the Effective Date, the
Company will appoint a stock transfer agent (the "Exchange Agent") to effect the exchange of stock certificates in connection with the Merger. As soon as practicable after the Effective Date, the Exchange Agent will send a notice and letter of transmittal to each ATI stockholder of record at such date advising such stockholder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing ATI Common Stock in exchange for new certificates of Company
Common Stock. Promptly following receipt of such notice and transmittal form, holders of ATI Common Stock certificates should surrender their certificates in accordance with the specified procedures. Upon surrender, each ATI Common Stock certificate will be canceled.

      Conditions to the Merger. The obligations of the Company and ATI to effect the Merger are solely and jointly subject to a number of conditions including, among other things, the receipt of ATI stockholder and regulatory approval of the Merger.

     Required Regulatory Approvals. The Merger is subject to the approval of the Vancouver Stock Exchange.

     Interests of Certain Persons in the Merger. Certain members of ATI's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of ATI generally. Those interests relate to an increase in the directors' and officers' percentage share of ownership in the surviving company relative to their percentage share of ownership in ATI before the Merger. For additional information, see "The Merger Interests of Certain Persons in the Merger" herein.

    ATI's shares are currently listed on the Vancouver Stock Exchange. The Merger is subject to approval by the Vancouver Stock Exchange. If such approval is not granted, ATI will voluntarily seek de-listing so that it may proceed with the Merger. In addition to issuing one common share of the Company's Common Stock for each share of ATI's Common Stock, the Company will issue one share option and escrow share for each share of ATI's option shares and escrow shares respectively such that the option shares and escrow shares in the Company as the survivor will enjoy the same rights, privileges and obligations as the option and escrow shares in ATI.


                           COMPARATIVE PER SHARE DATA

     The following table sets forth the historical book value, cash dividends declared per share and income or loss per share of the Company after giving effect to the Merger. The information presented should be read in conjunction with such pro forma combined financial information and notes thereto and the separate historical consolidated financial statements of the Company and notes thereto appearing elsewhere in this Joint Proxy Statement-Prospectus, and the statements of ATI appearing in its annual report to shareholders.

                                          June 30     June 30     June 30
                                            1998        1997        1996
                                          -------     -------     -------
                                                   (In U.S. Dollars)
The Company
   Historical
     Book Value per Share                   $0.03        N/A          N/A
      Cash Dividend per Share                   -          -            -
      Income (Loss) per Share, from
         Continuing Operations                  -          -            -
   Equivalent
     Book Value per Share                    0.01        N/A          N/A
     Cash Dividend per Share                    -          -            -
     Income (Loss) per Share, from
         Continuing Operations                  -          -            -

ATI
   Historical
     Book Value per Share                   ($.16)       N/A          N/A
     Cash Dividend per Share                    -          -            -
      Income (Loss) per Share, from
        Continuing Operations               (0.16)     (0.26)       (0.14)
   Equivalent
      Book Value per Share                  (0.08)       N/A          N/A
      Cash Dividend per Share                   -          -            -
      Income (Loss) per Share, from
        Continuing Operations               (0.08)     (0.13)       (0.07)
Pooled
   Pro Forma
      Book Value per Share                  (0.06)       N/A          N/A
      Cash Dividend per Share                   -          -            -
      Income (Loss) per Share, from
        Continuing Operations               (0.06)     (0.13)       (0.14)

                          DESCRIPTION OF SECURITIES

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $.001 par value. The securities to be registered pursuant to the Form S-4 and issued pursuant to this Joint Proxy Statement-Prospectus are all of the authorized common stock of the Company. On June 30, 1998, 2,025,000 shares of Common Stock were outstanding and held of record by six shareholders. Immediately following the Merger and upon the tender of all of ATI's shares, 4,076,109 shares of Common Stock will be outstanding and held of record by approximately three hundred forty-seven shareholders.

     The holders of the Company's Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders and to receive ratably dividends when and as declared by the Board of Directors from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of its Common Stock are entitled to share ratably in all assets available for distribution to stockholders after payment of all liabilities. No preemptive, subscription, or redemption rights relating to the Common Stock exists other than the Bonus shares disclosed below. No cumulative voting rights in the election of directors exist for the Company's Common Stock. The Company has no preferred shares.


                  MATERIAL DIFFERENCES WITH RESPECT
                 TO THE RIGHTS OF SECURITIES HOLDERS

     Annual Meetings. ATI is a British Columbia (B.C.) corporation. B.C. law requires a corporation to hold an annual meeting at least once a year and not more than thirteen months after the prior annual meeting. If a corporation fails to hold such a meeting, a shareholder can apply to the court for relief. B.C. law requires ATI to give notice of a meeting at least 21 days in advance of the meeting, but the record date cannot exceed 49 days before the date on which it will take an action. Under Nevada law, the Company must notify the shareholders at least ten days but not more than sixty days before the meeting. Moreover, the Company can cease delivering notices of meetings, if notices for the prior two years, and at least two dividend or interest payments for the prior one year have been returned undeliverable. B.C. law requires annual meetings to be in B.C. whereas Nevada law requires the annual meeting to held as specified in the bylaws. Thus after the Merger, Canadian stockholders may be less able to attend annual meetings. Under B.C. law, shareholders owning an aggregate of at least
1/20 of the outstanding shares of ATI may compel the directors to call a meeting. Nevada law contains no comparable provision. As a reporting company, B.C. law requires ATI to provide an income statement, a balance sheet and statement of surplus for two years at the annual meeting. ATI must also send financial statements to all shareholders. Nevada law contains no comparable provisions.

     Under B.C. law, ATI must keep a register of all debts to directors exceeding C$5,000 and must keep a register of each debenture with particulars. As explained below, shareholders have a right to see and copy the register. Nevada law has no such provision.

     Proxy Requirements. B. C. has specific laws to regulate proxies. Only a shareholder of ATI common stock or his or her attorney may execute a proxy. In Nevada, the stockholder may authorize his officer, director, employee or agent to execute the proxy. B.C. law provides that a proxy ceases to be valid after one year. Nevada law provides that a proxy expires after six months unless coupled with an interest, or unless the stockholder specifies a length not to exceed seven years. B.C. law requires ATI to send a proxy conforming to certain guidelines to each shareholder while Nevada law has no requirements for proxy contents. However, the Company will be a successor to a company with securities registered under Section 12(g), and thus itself will become a reporting Company under Section 12(g). As such, the Company will be subject to the proxy rules under Section 14 of the Securities Exchange Act of 1934. Finally, B.C. law directors may require proxies to be delivered a maximum of 48 hours in advance of a meeting.

     As set forth elsewhere in this Joint Proxy Statement-Prospectus, the directors of ATI hold options to purchase shares of ATI Common Stock. Under B.C. law, the shareholders of ATI Common Stock must approve the directors' exercising their shares. No such provision exists under Nevada law.

     Examination of Records. B.C. law requires ATI to keep at its office the following registers of the following items: members (shareholders); directors; debenture holders; debentures; indebtedness; allotments; minutes of general meetings; minutes of directors; and several other documents. B.C. also requires ATI to keep accounting records of all transactions. Directors and former directors may examine the corporate records and take extracts of those records without charge. Shareholders may examine records and take extracts without charge with the exception of directors' minutes, documents approved by the directors in the preceding ten years and mortgages. Under B.C. law, ATI cannot close its stock ledger to stock holders. As a reporting company, shareholders may take copies of the same records for C$.50 or less, but in some cases C$.50 per page. Moreover, any person can extract the same record as shareholders except minutes of meetings. The cost is C$.50 or less per document and in some cases C$.50 per page.

     Nevada law only requires the Company to maintain its articles, bylaws and stock ledger at its office. Stockholders may copy the articles, bylaws, amendments and stock ledger if they have been stockholders of record for six months preceding the demand, or are authorized by the shareholders of at least 5% of the outstanding shares. However, the Company's bylaws provide that at least ten days before a meeting, a list of shareholders entitled to vote must be compiled and made available for inspection. The bylaws also permit a shareholder to inspect and copy resolutions creating different classes of stock, minutes of shareholders' meetings and actions without meetings, communications to shareholders within three preceding years, the names and addresses of current directors, and the most recent annual report. For a proper purpose a shareholder may inspect minutes of directors' meetings, accounting records and the record of shareholders. In Nevada, persons must own at least 15% of the outstanding shares to examine the financial records. The shareholder making the demand bears all costs and must sign an affidavit that such inspection is not desired for any purpose not related to his interest as a stockholder. Under Nevada law, the Company may impose a reasonable charge.

     Directors. Under B.C. law, a majority of directors must be Canadian and at least one director must be a resident of B.C. Directors are jointly and severally liable for losses suffered as a result of the corporation losing money by selling shares for less than par value, or for selling shares issued where consideration has not been fully paid. Shareholders have a right to at least 56 days advance notice of an election for directors. Shareholders owning ten percent or more of the outstanding shares have a right to nominate for directors. B.C. law has a "bad boy" statute that precludes a person from serving as a director if he or she is an undischarged bankrupt, has been convicted in connection to dealings with a corporation, or for fraud. If the company is a reporting company, a person who has had a registration cancelled cannot be a director. B.C. corporate law also contains a provision that makes insiders liable for acting on confidential information at the expense of the value of the securities.

     Officers.  B.C. law requires a president and secretary and they cannot
be the same person.   B.C. law permits but does not require election of
officers. However, ATI's bylaws grant the directors the right to appoint the officers. The duties of a secretary to maintain the records of the corporation are set forth under Canadian law.

     Nevada law requires a president, a secretary and a treasurer, and one person can serve in all offices. Officers are appointed by the directors.

     Articles and Bylaws. ATI has authorized 100,000,000 shares no par value. The number of directors is determined by directors. If the directors fail to determine a number of directors, the number to be elected is the same as the number of directors whose terms expire. Directors may appoint additional directors. ATI's articles provide for mandatory indemnification of directors and the secretary, and permissible indemnification for officers
other than the secretary.    A director may only be removed by other
directors and only for an indictable offense. The directors fill any vacancies. ATI's board may appoint an Executive Committee that have the powers vested in the board except to fill vacancies, or change the membership of the Executive Committee. Directors can declare dividends without giving notice to shareholders.

     Annual meetings must be in B.C. ATI has specific provisions for the conduct of meetings. If special business will be considered at a meeting, ATI must inform shareholders that the document is available for inspection. A quorum for an annual meeting is two persons entitled to vote. ATI's articles do not provide for a record date to determine shareholders entitled to vote or receive a distribution.

     The Company has authorized 100,000,000 shares, par value $.001. The Company has four directors which may be increased to nine or decreased to one. Directors are elected by the shareholders. The Company's bylaws prohibit cumulative voting. The Company's articles provide for mandatory indemnification of directors and officers. Shareholders may remove one or more directors. Directors fill any vacancies in the board, except when the vacancy results from an increase in the number of directors in which case the shareholders fill the vacancy. The Company's board may appoint committees but the bylaws do not specifically provide for an Executive Committee. The directors may amend the bylaws.

     Annual meetings can be anywhere and notice must comply with the 10 day/60 day statutory rule. The Company's bylaws have no specific provisions for the meetings. For special actions taken at a shareholder meeting, the Company must provide a copy of the relevant document in the notice, or provide a summary of the document or action to be taken. A quorum is the majority of outstanding shares represented in person or by proxy. The
Company may set record dates less than seventy days before an action to determine shareholders entitled to vote or receive a distribution. The record dates depend on the action to be taken and are as follow: for an annual or special meeting, the day before the first notice to shareholders; for meetings demanded by shareholders, the date of the first demand; for actions taken without a meeting, the date any shareholder signs a consent; for a distribution, the date the directors authorize the distribution. The
Company's bylaws permit shareholders to take action without a meeting if shareholder consents are signed by one or more shareholders holding a majority of the shares.

     The Company's bylaws provide for a president, secretary and treasurer. ATI's bylaws do not designate specific officers. The Company's president, among other things, presides over meetings of the shareholders.

     Neither company's governing rules provides for preemptive rights.

                         OTHER TERMS OF THE TRANSACTION

     ATI will merge with and into the Company with the Company being the surviving corporation. ATI, as of the date of the merger, will have 2,051,109 shares issued and outstanding. ATI's shareholders will receive one fully paid and non-assessable share of the Company's Common Stock.


     Accounting Treatment. The Merger will be accounted for as a purchase transaction, in accordance with generally accepted accounting principles. The carrying value of ATI's assets and liabilities approximates their fair market value so that there will not be any adjustments to the carrying value of ATI's assets and liabilities reflecting their fair values at the date of the Merger.

     Federal Income Tax Consequences of the Transaction. The tax consequences of the Merger are as follows: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"); (ii) no gain or loss will be recognized by ATI or the Company as a result of the Merger, (iii) no gain or loss will be recognized by a stockholder of ATI who exchanges all of such stockholder's ATI Common Stock solely for shares of Company Common Stock; (iv) the basis of shares of Company Common Stock to be received by a stockholder of ATI will be the same as the basis of the ATI Common Stock surrendered in exchange therefor; and
(v)the holding period of the shares of Company Common Stock to be received by a stockholder of ATI will include the period during which the stockholder held the shares of ATI Common Stock surrendered in exchange therefor, provided that such ATI Common Stock is held as a capital asset by such stockholder at the Effective Date.

     Cash payments made to the U.S. residents who are holders of ATI
Common Stock upon the exchange thereof in connection with the Merger for Dissenting Shares (other than certain exempt entities and persons) will be subject to a 31.0% backup withholding tax under federal income tax law unless certain requirements are met. Generally, the Company will be required to deduct and withhold the tax upon the following events: (i) the stockholder fails to furnish a taxpayer identification number ("TIN") or fails to certify under penalty of perjury that such TIN is correct; (ii) the Internal Revenue Service ("IRS") notifies the Company that the TIN furnished by the stockholder is incorrect; (iii) the IRS notifies the Company that the stockholder has failed to report interest, dividends or original issue discount in the past, or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such stockholder is not subject to the 31.0% backup withholding tax. Any amounts withheld in collection of the 31.0% backup withholding tax will reduce the federal income tax liability of the stockholders from whom such tax was withheld. The TIN of an individual stockholder is that stockholder's Social Security number.

         THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF THE
FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S SITUATION INCLUDING TAXES THAT MAY OR MAY NOT BE IMPOSED IN CANADA. A GENERAL DESCRIPTION OF THE TAX CONSEQUENCES TO CANADIAN SHAREHOLDERS WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH CANADIAN STOCKHOLDER'S SITUATION CAN BE FOUND IN THE OPINION OF THE INDEPENDENT ACCOUNTANTS ATTACHED HERETO. EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH STOCKHOLDER AND NOT COMMON TO STOCKHOLDERS AS A WHOLE AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF THE COMPANY COMMON STOCK RECEIVED IN THE MERGER.

                         PRO FORMA FINANCIAL INFORMATION
                    PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                   JUNE 30, 1998
                                   (Unaudited)

     The following pro forma combined condensed balance sheet gives effect to the proposed Merger between the Company and ATI described elsewhere herein. This statement combines the audited June 30, 1998, balance sheet of the Company and the audited June 30, 1998, balance sheet of ATI and assumes the Merger was accounted for as a purchase. The terms of the Merger call for the Company to exchange one share of its Common Stock for each ATI common share. The pro forma data does not purport to be indicative of the results that would actually have been reported if the Merger had been in effect or which may be reported in the future. This statement should be read in conjunction with the accompanying note, the pro forma combined condensed statements of income and the respective historical consolidated financial statements and related notes of the Company and ATI included elsewhere herein.



                                     ASSETS
                                         June 30, 1998
______________________________________________________________________________

                                    (U.S. Dollars)

                                                                        Pro
                                                                       Forma
                           The Company          ATI                   Combined
                      ________________________________________________________
CURRENT ASSETS:
   Cash                       60,000           1,998                    61,998
   Receivables and                 0          45,739                    45,739
   prepaid expenses                0           1,286                     1,286
      Total current          -------         -------                   -------
      Assets                  60,000          49,023                   109,023

CAPITAL ASSETS                     0          71,527                    71,527
                             -------         -------                   -------
   Total                      60,000         120,550                   180,550
                             =======         =======                   =======

                       LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and
     accrued liabilities           0         194,031                   194,031
   Deferred revenue                0          70,264                    70,264
   Current portion
    of long-term debt              0          67,568                    67,568
   Current portion
    of capital lease               0          22,361                    22,361
      Total current          -------         -------                   -------
      Liabilities                  0         354,224                   354,224

LONG TERM DEBT
Deferred revenue and
Obligation                         0          90,207                    90,207
                            --------         -------                   -------
   Total liabilities               0         444,431                   444,431
SHAREHOLDERS' EQUITY
(DEFICIENCY)
   Share capital              60,000       2,824,001                 2,884,001
   Deficit                         0      (3,147,882)              (3,146,882)
      Total shareholders'    -------      -----------              -----------
      Equity                  60,000        (323,881)                (263,881)
                             -------      -----------              -----------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY         60,000         120,550                   180,550
                             =======      ===========              ===========

     No material non-recurring charges or credits directly attributed to the merger exist.

   PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME YEAR ENDED JUNE 30, 1998
                                 (Unaudited)

     The following pro forma combined condensed statement of income combines the historical statements of income of ATI and the Company for the year ended June 30, 1998. This pro forma statement assumes the Merger described elsewhere herein was effective as of July 1, 1997, and that the Merger was accounted for as a purchase. The pro forma data do not purport to be indicative of the results that would actually have been reported if the Merger had been in effect or which may be reported in the future. This statement should be read in conjunction with the accompanying note, the pro forma combined condensed balance sheet and the respective historical consolidated financial statements and related notes of ATI and the Company included elsewhere herein.



                                    Year Ended June 30, 1998
                                             (U.S.
Dollars)
                                                                   Pro
                                 The                               Forma
                             Company               ATI             Combined
                           ---------            ------             -----------
REVENUES:
  Sales                            0             229,584           229,584

EXPENSES

 Selling, general
  and administrative,
  depreciation and  Other          0             476,694           476,694
 Interest and other
  Income                           0                 201               201
                           ---------           ---------          --------
 Income from continuing
  Operations                       0            (246,909)         (246,909)


INCOME (LOSS) PER SHARE FROM
CONTINUING OPERATIONS
     Historical income (loss)
        per share                  0               (0.16)               N/A
      Pro forma income (loss)
        Per share                N/A                 N/A              (0.14)
      Number of shares used to
           Calculate per
           share data        129,110           1,534,974          1,664,084



           Note To Pro Forma Combined Condensed Statement Of Income

      Nonrecurring charges or credits directly attributable to the Merger do not exist and therefore, were not considered in the pro forma condensed income statement.

              Material Contracts with the Company Being Acquired

     Other than the Merger Agreement, no material contracts exist between the Company and ATI. However, of the four directors of the Company, three are directors of ATI and are the only directors of ATI. The common directors are Mike Sintichakis, Edson Ng, and Eileen Keogh. The only remaining director of the Company is Mr. Nick Sintichakis who is the son of Mike Sintichakis. Moreover, Mike Sintichakis and Edson Ng own a controlling interest in ATI.

     The Company has not hired an expert or counsel on a contingent basis in connection with this Joint Proxy Statement-Prospectus or the Merger.

             Disclosure Of Commission Position On Indemnification
                       For Securities Act Liabilities

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


            DESCRIPTION OF THE BUSINESS OF THE ACQUIRING COMPANY

     The Company was organized under the laws of the State of Nevada on August 19, 1994 as Spectral Innovations (1994), Inc. and was organized as a closely held corporation. Mike Sintichakis became the President at the Company's inception and ATI was its sole shareholder until 1998.

     The directors of the Company are Mike Sintichakis, Nick Sintichakis, Edson Ng, and Eileen Keogh. Mike Sintichakis is the President and Nick Sintichakis is the Secretary. On May 28, 1998, the directors and the sole shareholder passed a resolution to change the name of Spectral Innovations
(1994), Inc. to Aztek Inc. The Amended and Restated Articles of Incorporation effecting the name change were filed with the Secretary of State of the State of Nevada and accepted on June 8, 1998. In addition to effecting the name changes, the Amended and Restated Articles increased the amount of shares authorized from twenty-five thousand shares to one hundred million shares.


     The Company has not transacted any business since its inception. It currently has no principal products or services, no competition, no customers and is not subject to any governmental regulations. The Company's only intellectual property is the IBM San Francisco software license which is described below in Management Discuss and Analysis or Plan of Operation. After the Merger and the date its Registration Statement filed on this Form S-4 becomes effective, the Company will be subject to the state and federal securities laws. The Company has no employees other than its officers and directors. Currently, the officers and directors receive no salary.

                           Description Of Property

      The Company's headquarters is at 1575 Delucchi Lane, Suite #40, Reno, Nevada 89502. The headquarters consist of approximately 150 square feet of office space. The lease is on a month to month basis and is paid to Meadow Wood Crown Plaza. The office is in a new office building located conveniently to downtown Reno and the local airport.

                              Legal Proceedings

     The Company is not aware of any legal proceedings involving any director, director nominee, promoter or control person including criminal convictions, pending criminal matters, pending or concluded administrative or civil proceedings limiting one's participation in the securities or banking industries, or findings of securities or commodities law violations.

                         Market For Common Equity And
                         Related Stockholder Matters

     No public trading market exists for the Company's securities. The Company was initially incorporated as a closely held corporation and became a standard Corporation in June 1998. Subsequent to the Merger, the shareholders of ATI will be the shareholders of record of the Company and the Company will seek to have its shares traded on the OTC Bulletin Board.


    Approximately one million shares of the Company's Common Stock are allotted as Bonus Shares issued to the following directors: Mike Sintichakis; Edson Ng; Eileen Keogh; and Nick Sintichakis. The Bonus Shares were issued at US$.01 per share to individual directors. Pursuant to the subscription agreements for these shares, the Company place the shares in escrow. The shares will be released at intervals based on the individual owner's performance as a director or officer and upon the Company reaching working capital in the following amounts per share at the following times:


Year one:         $.05 per share of working capital
Year two:         $.10 per share of working capital
Year three:       $.20 per share of working capital
Year four:        $.30 per share of working capital
Year five:        $.40 per share of working capital

     The maximum amount of Bonus Shares that may be issued in any one year is 20% of each director's allotted share or two hundred thousand shares.

     The Company's outstanding shares for which there is no established public market cannot be sold pursuant to Rule 144 under the Securities Act. The Company has not agreed to register such shares under the Securities Act for sale by security holders. The shares that are currently issued and outstanding are not and have not been proposed to be publicly offered by the Company and therefore, cannot have a material effect on the market price of the Company's common equity.
                                   Holders
     On July 22, 1998, there were six holders of record of the Company's Common Stock.
                                  Dividends

     The Company has declared no dividends, cash or otherwise, in the last two fiscal years and does not plan to pay any dividends in the foreseeable future. The payment of dividends will depend upon the Company's assumption of ATI's debt and short-term and long-term cash availability, working capital needs and other factors as determined by the Company's Board of Directors.

                         Management's Discussion And
                        Analysis Or Plan Of Operation

     THIS JOINT PROXY STATEMENT-PROSPECTUS AND REGISTRATION STATEMENT ON FORM S-4 CONTAINS FORWARD LOOKING REPRESENTATIONS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD LOOKING REPRESENTATIONS.

     After the Merger, the Company will assume the obligations of ATI and proceed in the course of business initiated by ATI. The Company anticipates that after the Merger, sales will increase through the 1998-1999 period upon meeting the following objectives: the Company completes new product development initiated by ATI; the Company acquires the assets of Qdata Software Inc.; and the Company completes the acquisitions of two small
vendors as initiated by ATI.   The acquisitions are in progress to the extent
that brief letters of intent have been signed by ATI and two of the companies to be acquired. The acquisitions are in progress to the extent that the parties have come to terms with respect to the fact that one company has agreed, in principle, to be acquired by another.

    The Company will pursue a market consolidation strategy that has already been initiated by ATI. ATI has initiated several acquisitions and the Company will assume the plan to move forward with the acquisitions. As such, it will continue to acquire independent software companies such as it did with ResponseWare Corp.


     The independent software companies develop, market, and support their own proprietary products. Once an acquired company is consolidated, the Company must execute the preexisting contractual obligations of the former independent company. Through the consolidation process, the various proprietary products inherited through acquisition will be replaced by the Company's new products. By consolidating products, the Company will centralize product development and secondary support.

     In addition to acquiring businesses, the Company will design and develop an entirely new suite of software products to replace ResponseWare's products and appropriate products acquired through acquisitions. The new products will be based on IBM San Francisco software which IBM has already licensed to the Company. The San Francisco software provides 40 - 60% of the programming code necessary for new products. Programmers will incorporate desirable features and functions from ResponseWare products and acquired products. To date, ATI has completed rudimentary data modeling and high level designs for the new software. ATI has completed technical evaluations of several software development platforms including IBM VisualAge Smalltalk, Seer Technologies, Progress, Synon Obsydian and IBM VisualAge Java Enterprise. Neither ATI nor the Company will move forward with further product development until after the Merger. Some product development will require financing to fund the software development team.

     With respect to acquisitions, the acquired companies will focus on new sales, systems implementation, training and primary support within their sales territories. The consolidation strategy also includes centralized marketing programs and administration.

     The Company will assume the obligations of two letters of intent signed by ATI to acquire two independent computer software companies. The letters of intent require ATI to complete its financing prior to the acquisitions. Thus, the Company will have to effect and offering before moving forward with the acquisitions. Then the Company and the companies to be acquired must complete their respective due diligence and finalize the terms and conditions of the purchase agreements.

     At the present time, ATI has executed two letters of intent with affiliated independent software producers, Concord Consultants Limited ("CCL") of Richmond, British Columbia, and Municipal Hardware Systems Ltd. ("MHS") of Edmonton, Alberta. Negotiations are continuing with both companies. A copy of the two letters of intent are attached as exhibits to the registration statement on Form S-4 as material contracts.

     Both companies are closely held non-public Canadian entities. These companies do not have audited financial statements. To date, they have only released interim financial statements to ATI's management and will not release any other financial information until ATI demonstrates its ability to acquire the companies for cash. CCL and MHS' management are aware of ATI's efforts to raise $1 million and the Company's intent to carry out the offering. The parties anticipate that at the close of the offering, the parties will be able to proceed with the acquisitions. At that point CCL and MHS will perform their due diligence review of the Company and the Company will perform its due diligence review of CCL and MHS. Once the Company's management is satisfied that the acquisition is in the best interest of the shareholders and if management determines that shareholder approval is required, it will hold a special meeting for the shareholders to approve the acquisitions. At the present time, ATI's shareholders have no risk if the Company ultimately does not proceed with the acquisitions.

     Qdata Software Inc. The third acquisition will be an acquisition of assets from Qdata Software Inc. ("Qdata"), a closely held Barbados corporation. Qdata has acquired the exclusive South American rights for a software program called Multiple Access Remote Control (MARC). MARC allows a single personal computer to simultaneously monitor and control multiple personal computers regardless of location. MARC is packaged under different names depending on its use. Under the name Distant Learner 2.0, MARC is used in education. Instructors can highlight areas on a student's screen where attention needs to be addressed, or the instructor can engage in a direct private conversation with a student. Under the name Call Center Manager 2.0, the software will allow a supervisor in a call center to monitor data entry activities of an operator and allow operators to interact with supervisors. Under the name One-Up, MARC can be used by individuals to have access to individual remote computers. Qdata is targeting industries such as banking, airline, computer software and hardware, telecommunications and education.

     Qdata Information Systems Ltd. ("QIS") owns the source code for MARC and licensed it to Qdata for South American distribution. QIS provides support for up to 25,000 MARC units. For each sale, Qdata pays QIS 1 British pound in royalties, and 15% of gross revenues on sales which is defined as revenue less direct pretax costs. If QIS fails to produce MARC according to Qdata's needs and specifications, rights to other markets and to the source code pass to Qdata.

     Qdata has represented to the Company that it has a distribution agreement with ARKA in Buenos Aires, Argentina. Under the agreement, ARKA distributes the MARC software in Argentina, Uruguay and Brazil. Qdata has represented that Argentina's Ministry of Finance has ordered $160,000 worth of MARC software units, and the University of Belgrando has ordered $32,000 worth of MARC software units.

     Qdata and the Company are presently negotiating the terms of the asset acquisition. The assets consist of the license Agreement between Qdata and QIS which runs from March 10, 1998, through March 10, 2003. The assets also include distribution rights for MARC and the associated products, approximately 32,500 units of MARC software licenses to be sold to customers, Qdata's work in progress, and software that can be marketed by the Company. The Company will not assume Qdata's liabilities or ongoing expenses.

     The parties have agreed in principle that the Company will issue a combination of stock and warrants in exchange for the assets. The parties have not agreed on the amount of stock to be issued. They expect that the Company will issue 200,000 warrants with an exercise price of US$2.50 released in biannual installments of 50,000 warrants. As consideration for the license, the Company will issue a credit of $1 per warrant at the close of the transaction.

     Qdata relies on third party sales agents to service the South and Central American markets. 95% of its sales have come through its sales agent in South America. Therefore, the Company will inherit a relationship with the sales agent and will initially be dependent on the sales agent. Qdata also relies on the MARC product that is developed by QIS. The acquisition will not cause the Company to have an equity interest in QIS meaning the Company will depend on its relationship with QIS to make the acquisition profitable.

     Qdata is a privately held corporation and has not made financial statements available to the Company. The Company must still perform a due diligence review. The Company will not close the acquisition without performing its due diligence review.

     At the present time, management does not foresee any risk to the Company's or ATI's shareholders if the Company is unable to acquire Qdata's assets. Once management performs its due diligence review and if it determine's that shareholder approval is necessary, it will hold a special meeting so that the Company's shareholders can vote on the acquisition. The asset acquisition will be accounted for as a purchase.




                             Year 2000 Issues



     ATI has assessed all of its information technology and non-information technology for Year 2000 readiness. ATI's Year 2000 exposure is limited to its IBM AS/400 computer hardware and software, its ResponseWare software applications, and possible Year 2000 exposure of businesses the Company plans to acquire. ATI does not rely on imbedded systems in any of its operations.

     Internally, ATI has addressed its Year 2000 exposure by implementing plans to replace its existing IBM AS/400 operating system with the latest model (Model 170) and latest release of the OS/400 operating system and compilers (Release V4R3). IBM has certified the new systems to be Year 2000 ready. ATI is converting its ResponseWare products. Conversion work with the new systems are approximately 60% complete and should be finished by the end of December 1998. Thus far, ATI has spent approximately C$45,000 in labor costs and expects to spend an additional C$30,000 on conversion and testing. ATI also uses Simply Accounting which is Year 2000 compliant.


     ATI acquired ResponseWare Corp., the producer of ResponseWare software applications. The ResponseWare software as acquired by ATI was not Year 2000 compliant. Pursuant to software maintenance contracts, ATI continues to service customers that purchased the software. ATI has developed a system to address the Year 2000 issues and therefore does not anticipate any adverse impact on the Company after the Merger. A key component of the conversion effort is development of a conversion utility program to automate the process. The conversion tool has been completed and is currently in use to convert the ResponseWare applications. After the Merger, the Company will assume ATI's obligations to supply the Year 2000 compliant products to all ResponseWare customers who are under the software maintenance contracts. ATI began supplying these products in March 1998 and the Company anticipates that it will fulfill the obligations by June 1999.


     ATI is modifying its ResponseWare applications at an estimated cost of C$75,000 representing 18 man-months of programming effort. The cost estimate is based on ATI's past experience in projects of a similar nature requiring system wide analysis, code search and replacement, database conversion, and testing. Fees earned from early delivery of the Year 2000 applications and ATI's revenues from operations will fund the Year 2000 compliance.

     ATI's customers are dependent on ATI to provide Year 2000 compliant

ResponseWare accounting, payroll, and other core business software. ATI will convert all ResponseWare software applications for Year 2000 compliance using conversion tools it has developed. The conversion effort is in progress with
a target completion date for all of the applications by December 1998.   ATI
will make the Year 2000 applications available to customers for early delivery at a fee of C$2,000 - C$3,000 per module as completed. After June 1999, the applications will be generally available at no charge.

     Certain risks exist with ATI's plan to convert and implement Year
2000 compliant versions of the ResponseWare software. ATI is confident it will be successful in converting and testing its base products under its own development and testing environment. However, each customer requires unique product implementation and its own custom applications that work with or replace parts of the ResponseWare applications. Therefore, it will be essential for customers to implement and test the Year 2000 versions as soon as they are available. Delays in implementation and testing at customer sites may result in inadequate time and resources to rectify Year 2000 problems. To address this issue, ATI is keeping all clients aware of its conversion activities and emphasizing the importance of early installation and testing. If additional technical staff is necessary, ATI will hire or contract additional resources. ATI has consulted with Group West Systems about providing Year 2000 conversion services to third parties as an alternative to ATI's own conversion effort. Group West is a consulting and technical services company that specializes in Year 2000 conversion.

     ATI has three pending acquisitions that are still subject to a due diligence review. Until the Company, as ATI's successor, performs this review, management cannot assess the acquirees' Year 2000 readiness. The Company will not be in a position to perform this due diligence review until it completes its financing. For a discussion of these acquisitions, see "Management's Discussion and Analysis or Plan of Operation" above at page __.

     Potential liability against ATI may result if its products are not Year 2000 compliant. In a worst case scenario, ATI may lose clients to another vendor or face legal action for failing to service customers for Year 2000 requirements. Nevertheless, management believes these scenarios are remote and cannot be quantified.

     ATI's Year 2000 initiative has greatly impacted its business operations by forcing ATI to assign technical resources to the conversion effort instead of standard customer support, new software development and software maintenance activities. The reassignment of technical employees has resulted in lost revenues of approximately $60,000 in customer billable activities. However, the Company has offset some of this lost revenue through the collection of approximately $45,000 in fees for early delivery of Year 2000 compliant products and expects to collect an additional $105,000 in fees.


                               External Funding

     The Company expected to benefit from a pending ATI offering under Regulation D. In this offering, ATI was seeking to sell 406,504 shares of ATI Common Stock, intending to net approximately US$1,000,000. To date the funding has not materialized. For More Information, see "Management's Discussion and Analysis" under "The Company to Be Acquired." Management is currently seeking to effect an offering to replace the offering initiated by ATI. The cash infusion will enhance the Company's efforts to resolve the deficiency in operating capital that will exist after the Merger. The injection will finance the recruitment of VARs and enhance marketing efforts. The injection of capital will allow the Company to substantially reduce existing debt, complete the rewriting of existing software programs, and result in a material improvement in the financial condition of the Company.


                Changes In And Disagreements With Accountants
                   On Accounting And Financial Disclosure

     The Company has not transacted any business since its inception. As such, the Company first engaged its accounting firm to audit its financial statements for this Joint Proxy Statement-Prospectus and registration on Form S-4. Thus, there has been no change in or disagreement with accountants.

                 INFORMATION ABOUT THE COMPANY BEING ACQUIRED

                             Description Of Business

    ATI was incorporated on July 11, 1979, by filing and registering its articles with the British Columbia Registar of Companies. Over the last three years, ATI has expanded its business focus and capabilities following several acquisitions. On September 30, 1994, ATI acquired all of the issued and outstanding shares of ResponseWare Corporation, a developer of municipal government software including general accounting and payroll systems and specialized systems such as property taxation, utility billing and building permits. This acquisition allowed ATI to further diversify its operations within the computer hardware, software and telecommunications market and to expand the existing forty-five (45) municipal and private sector clients of
ResponseWare.   The software license agreement is the same for all forty-five municipalities and does not differ in any material respects. ATI continues to support and service the ResponseWare software and client base as its primary source of revenue. On August 21, 1995, ATI acquired the assets and business of Helix Technologies Limited, a consulting and systems integration firm specializing in technology for mobile work force automation. ATI has completed contracted projects from the acquisition and currently has no contracts for work in this area. After the Merger, mobile work force automation technologies will be incorporated into future products which have yet to be developed. The Company also continues to pursue further project-based contracts in the area of work force automation technologies.

     ATI is a small Canadian computer software company with its headquarters located in Kelowna, British Columbia, Canada. ATI employs fourteen people on a full time basis. On December 9, 1996, ATI's name changed to Aztek Technologies, Inc. from Consolidated McKinney Resources, Inc. On December 9, 1996, ATI received approval from the Vancouver Stock Exchange to resume trading following a change in business focus. ATI changed it business focus from mining to high technology. ATI develops and markets computer software applications to municipal governments and to a lesser extent, the private sector in Western Canada. In the private sector ATI's focus is primarily human resources and payroll related software, service and maintenance. ATI distributes its products through direct sales.


     COMPETITION. ATI competes primarily in U.S. and Canadian municipalities with populations of 250,000 or fewer. The customer base consists of municipal governments that purchase software applications for financial systems and departmental applications and are expanding into enterprise wide solutions.

     Some municipalities rely on custom written applications developed and supported either in-house or through contractors. Due to the relatively high licensing and support fees of international vendors, most small and mid-sized municipalities tend to deal with regional software vendors. ATI's primary source of competition comes from small to mid-sized municipal government marketers and regional vendors, specialized departmental solution providers and in-house developed systems.

     Regional vendors dominate the majority of the market. Regional software providers typically have up to 100 clients within a given market that has a population of less than 250,000 people. Canada has about ten regional vendors, the U.S. has about one hundred regional vendors, and North America as a whole has approximately two hundred regional vendors. Most regional vendors are privately owned. Mounting pressures on these vendors to deliver current technology is increasing at a time when most of them are least able to fund new development

     HTE Inc. and American Management Systems are the largest competitors and are dedicated to the government sector with annual sales in excess of US$100 million and US$300 million respectively. These organizations are considered the leading suppliers of government systems in the US. Their products consist of complete suites of integrated modules to address enterprise wide issues for local governments. They have also moved to client/server oriented software development. Product pricing ranges from $5,000 for single modules to over $200,000 for complete systems. Those vendors market through direct channels as well as through strategic alliances with other vendors such as IBM.

     The primary competitive factors involve differences in principal products and accompanying services, price, service warranty and other product performance. Regional vendors have had success by offering customized software solutions, local services and support, and reasonable prices. Individual applications may work with products from other vendors. However, they communicate to other applications at a lowest common denominator level. Therefore, these products compromise inter-application functionality and subject users to multiple application interfaces.

     ATI's products are integrated application suites with high functionality between applications, and a consistent user interface scheme. The products that are most successful are comprehensive, integrated financial management systems with a full array of features targeted at entry and mid-level systems. Competitors have prohibitive costs to move current technology since their applications are based on less flexible and proprietary third or fourth generation languages. Competitors have increased burdens from the need to customize applications for each client.

     Another competitive factor involves servicing products that municipalities have purchased. Vendors have a secure revenue source through client dependency on the vendor for service and support. This dependency breeds client frustration, a frustration that is exacerbated by relatively small vendors' inability to deliver current technology and respond quickly to client demands. Clients who have modified their applications extensively create more difficulties and are costly to support.

          ATI's products are designed to compete effectively with these solutions in terms of functionality and offer the ability to become a single source supplier for entire enterprises. Its products are designed to take advantage of business intelligence tools for reports and queries. These tools are ideal for municipalities to create and maintain their own queries and reports with minimal support staff. Aztek clients can also develop their own enhancements using the same development tools used to develop the base ATI products if so desired. Frequently, municipalities create and maintain information and data with limited support staff. ATI's software applications can accommodate customer-developed enhancements better than alternative technologies. ATI generates annual support fees at the rate of 10-15% of software license fees. ATI applies these fees to research and development to support a gradual introduction of new technologies for its clients.


     CUSTOMER BASE. ATI's customer base consists of diverse small municipalities in various parts of western Canada. ATI is not dependent on a few customers to generate revenue. ATI intends to expand its customer base beyond its current level. The typical client for ATI is a municipality with 10,000 to 250,000 residents. Even though ATI works with municipal governments, its principal products and services are not subject to governmental approval. The effects of existing or probable existing governmental regulations is not expected to have a material effect.

     CURRENT BUSINESS STATUS. ATI has on-going contracts with municipal vendors that were initially negotiated between ResponseWare and ResponseWare's customers. Following the consolidation between ATI and ResponseWare, ATI incurred the responsibility for performance of the duties of the licensor pursuant to the terms and conditions set forth in the agreements. The contact permits the licensees the nonexclusive use of ATI's software in exchange for payment of fees. The license agreement also addresses delivery of the software, installation and training, warranties, and confidentiality provisions prohibiting the user from disclosing trade secrets to any third parties.


     ATI's current products, which consist solely of computer programs, were developed by ResponseWare. Currently, these products are not being manufactured because they cannot take advantage of personal computer environments; however, ATI continues to provide support and maintenance for the current product line. In addition, ATI's 3-Tier client server architecture is still in the developmental stage. ATI intends to use part of the proceeds of its $1 million offering to install its development team and complete the product. ATI expects to finish developing the products within eighteen months of completing the offering. ATI's products are sold directly to the current customers. After the Merger, the Company will market and distribute the products through direct sales, value-added resellers, telemarketing and advertising through print media.

     ATI has been pursuing financing through an agreement with Equitrade Securities Corporation ("Equitrade") for US$1,000,000.00 (One Million Dollars) to be used towards new product development and acquisitions. ATI is withdrawing the offering. The $1 million offering arose in the Spring of 1997 out of ATI's relationship with Select Capital Advisors ("Select"). ATI intended to effect the offering partially in the United States in a transaction that would have been exempt from registration under Rule 504 of Regulation D. While Select and ATI were working on the offering, ATI voluntarily registered its shares under Section 12 of the Exchange Act. Once the registration statement became effective, ATI had become subject to the reporting requirements of the Exchange Act and was no longer eligible for the Rule 504 exemption.

     The offering has been delayed for several reasons. The process of becoming a reporting company interrupted ATI's efforts to sell its shares in the exempt transaction. Because Select was not registered as a broker-dealer under the federal securities laws, ATI then entered into an underwriting agreement with Equitrade. However, ATI's fundamentals were not strong and the market for small business offerings has been weak in recent months.
To date, the offering has not materialized due to the delays, ATI's fundamentals, and the weak market for small business offerings. After the Merger, the Company will continue trying to effect an offering for US$1 million.


     Operating Divisions. ATI has four operating divisions. Unless otherwise specified, the description of the services and products are explained in the content of their usage in various Canadian municipalities. Although ATI intends to expand to the U.S. markets, its products and services
are primarily used by Canadian municipalities.   The business activities of
each division of ATI are set forth below.

Business Solutions Division

     The Business Solutions Division is responsible for development and support of core business software products. Products included are accounting systems, payroll/human resource management systems, and specialized municipal government systems such as utility billing, property taxation, building permits, and tracking the issuance of various items for municipal governments. This division maintains and supports the ResponseWare software since they are all core business applications. The division is also responsible for development of new products to replace ResponseWare products and other proprietary software products that the Company will inherit through future acquisitions. At present, the Business Solutions Division generates over 90% of ATI's revenue.

Mobile Technologies Division

     The Mobile Technologies Division is focused on software for workers in field operations such as building code inspectors, parking and bylaws enforcement officers and maintenance crews. Mobile technologies include handheld computers, pen-based computers, bar code devices and wireless communications. The division provides consulting and custom developed software on a time and materials basis. No contracts for these services exist at this time although ATI actively pursues opportunities. ATI intends to develop mobile work force systems in the future to complement the new systems developed by the Business Solutions Division. ATI has no completed products at this time. Funding for these products will come from either cash flow or future investment financing.

Electronic Commerce Division

     ATI has pursued, and continues to pursue opportunities to develop systems for electronic commerce using Internet and Electronic Data Interchange ("EDI") technologies. To date, ATI has not secured contracts in this area. ATI plans to enhance the capabilities of the existing and future products from the Business Solutions Division to include support for electronic commerce. For example, the Parking and Bylaw Enforcement system could be enhanced to allow payments of fines on the Internet. Building permits could be applied for and paid on the Internet. Funding for these products will come from either cash flow or future investment financing. ATI has not finalized the funding requirements.

Professional Services Division

     The Professional Services Division is responsible for general consulting, project management, and custom software development services.
ATI markets these services to its own clients that use products from the Business Solutions Division. The division also pursues general consulting and software development opportunities to customers that use products from the Business Solutions Division but are not in ATI's client base. The division also pursues general consulting and software development opportunities outside of its client base. At present, the Professional Services Division generates less than 10% of ATI's revenues.

     Current Status of ATI. On September 30, 1994, ATI acquired all of the issued and outstanding shares of ResponseWare Corp. This acquisition allowed ATI to further diversify its operations with the computer hardware, software and telecommunications market to expand the existing forty-five (45) municipal and private sector clients of ResponseWare. ResponsWare designed its software primarily for use by small to medium-sized municipal governments and corporations to meet their human resources and payroll applications.


          In January 1995, ATI discontinued sales of existing ResponseWare computer systems due to maintenance costs and the system's inability to take advantage of personal computer environments. ATI is proceeding to rewrite its existing municipal applications using client server and object oriented technologies. ATI has already complete the architectural design of the new software, but still must complete the actual programming. Once the programming is complete, ATI will have a finished product that it can market. Client server technology refers to the relationship between two types of computers - a server computer and a client computer. The server is a high-powered computer that stores both software applications and files. The server can be a mainframe, mini-computer, or a personal computer. The client computer is a personal computer with software that handles functions such as the appearance on the computer screen, sorting data, and performing calculations.


     In client server technology, the software runs on both the server and client computers. Software on the server allows client computers to access information, and sometimes applications, on the server. The server software manages the client computers' access to information. Multiple client computers can access the server at the same time. Client server technology takes advantage of the power and flexibility of personal computers while providing centralized control of data. The technology also allows a client computer to pass on "heavy duty" computing tasks to the server. Object oriented technology is a computer software programming technique supported by a number of common programming technologies. The most common technology is known as Java. The benefit of object oriented technology is increased productivity through building programs by copying or modifying existing parts and easier software maintenance.

     ATI's products are based on a 3-Tier client server architecture. The 3-Tier architecture extends the client server concept such that a client computer may access multiple servers simultaneously. A client computer may access certain information from a corporate server, other information from a departmental server, and integrate the information from both sources.

     Customers use certain mouse and graphical user interface oriented applications. A graphical user interface is a technology that gives software programs a user-friendly appearance on the computer screen. An example of a graphical user interface is the commonly used Windows operating system. A commonly known non-graphical user interface is MS-DOS. The products are designed to operate as independent systems and together as integrated solutions. The products offer ease of use and flexible configuration to meet customer demands and expectations. Configuration refers to a specific combination of software programs contained in a specific software application. The new products are designed to address both public and private sector markets.


     ATI's products are software applications commonly referred to as computer programs. The software programs are designed to execute tasks described by the name of the program. The names of ATI's computer software programs are as follows: General Accounting & Fund Accounting; Accounts Payable; Purchase Order Control; Payroll; Cash Receipts, Job & Project Accounting; Budgeting; Financial Reporting; Taxation; Personnel Data; Human Resource Management; Property Information System; Street Guide; Geographic Information System Interface; Facilities Booking; Parks and Recreation Management; Utility Customer Information; Inspection Management; Permit Systems; Animal Licenses; Business Licenses; Election Management; Parking Enforcement; Maintenance Management; Request for Service; Voter Registration and Local Improvement. As mentioned above, ATI is rewriting the software and has already finished the architectural design. ATI may sell an individual product, "Payroll" for example, as soon as the programming is complete.

                           Description Of Property

     ATI's headquarters is located at 246 Lawrence Avenue, Kelowna, British Columbia V1Y 6L3, Canada. The headquarters consist of approximately 1,500 square feet. The lease is month-to-month and ATI pays rent to a company
controlled by the spouse of an ATI director.   ATI also leases 4,000 square
feet of office space at 6450 Roberts Street, Burnaby, British Columbia V5G 4EI, Canada.

                              Legal Proceedings

     ATI is not a party to any legal proceedings.

                         Market For Common Equity And
                         Related Stockholder Matters

     On September 12, 1980, ATI's Common Stock began trading on the Vancouver Stock Exchange under the symbol CKY. On July 29, 1997, ATI obtained the approval to trade on the OTC Bulletin Board under the symbol AZTKF. Management decided to list ATI on the OTC Bulletin Board because of a combination of the perceived prestige factor, the potential for a greater investor base and the possibility of participation in a new market. The dual listing on the Vancouver Stock Exchange and the OTC Bulletin Board allows
investors to trade the securities in Canada and the United States.   With
respect to the OTC Bulletin Board, there is no established public trading market for ATI's Common Stock notwithstanding limited or sporadic quotes.
The following table sets forth the high and low bid prices for each quarter within the last two fiscal years. The prices are depicted in Canadian dollars.


Common Stock
     Period              Low Bid                High Bid


Fiscal 1998
      First Quarter       1.06                      2.45
      Second Quarter      0.72                      1.75
      Third Quarter        .75                      1.26
      Fourth Quarter       .62                      1.80
Fiscal 1997
      First Quarter       No trading
      Second Quarter      1.20                      1.55
      Third Quarter       1.75                      2.40
      Fourth Quarter      1.25                      1.80




     ATI's stock was listed on the OTC Bulletin Board on September 30, 1997,
at US$1.50.   The quotation reflects inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not represent an actual transaction.

                           Holders Of Common Stock

   On June 30, 1998, there were approximately 347 holders of record of ATI's Common Stock. Some shares are held in trust by broker-dealers for the shareholders of ATI's predecessor, Consolidated McKinney. Following the name change and business reorganization, several shareholders failed to tender their Consolidated McKinney stock certificates in exchange for ATI stock certificates.
                                  Dividends

     ATI has declared no dividends, cash or otherwise, in the last five years and does not plan to pay any dividends prior to the Merger.

                         Management's Discussion And
                        Analysis Or Plan Of Operation

IN REVIEWING THE MANAGEMENT'S DISCUSSION AND ANALYSIS, REFERENCE SHOULD BE MADE TO ATI'S FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED AS AN EXHIBIT TO THE REGISTRATION STATEMENT ON FORM S-4 AND IN ATI'S ANNUAL REPORT. THE REFERENCES TO MONETARY UNITS OR DOLLARS IN THE INSTANT JOINT PROXY STATEMENT-PROSPECTUS AND SUPPORTING FINANCIAL STATEMENTS SHALL MEAN CANADIAN DOLLARS UNLESS OTHERWISE SPECIFIED. THE FINANCIAL STATEMENTS FOR ATI ARE PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. PROVISIONS FOR DIFFERENCES IN REPORTING IN CANADA AND THE UNITED STATES ARE PROVIDED FOR BELOW THE AUDITOR'S REPORT IN THE FINANCIAL STATEMENTS AND IN NOTE 11 TO THE FINANCIAL STATEMENTS.


TWELVE MONTHS ENDED JUNE 30, 1998 (THE "1998 PERIOD"), COMPARED WITH
TWELVE MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD"). THE 1998 PERIOD IS DEFINED AS THE FISCAL YEAR FOR ATI, WHICH IS JULY 1,1997, TO JUNE 30, 1998.

     The loss in the 1998 Period decreased to ($365,426) from ($557,906) in the 1997 Period. Loss per share decreased to ($.18) in the 1998 Period from a loss of ($.38) in the 1997 Period. The 1997 period is July 1, 1996, to June 30, 1997.

     REVENUES


     The Company licenses software under noncancellable license agreements and provides maintenance services, consisting of product support services and periodic updates. License fee revenues are generally recognized when a noncancellable license agreement as been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, there are no significant vendor obligations, the fees are fixed and determinable, and collection is considered probable. Revenues from maintenance agreements are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training or consulting services are recognized as services are performed.



     Net sales decreased $120,153 (26%) to $339,784 in the 1998 Period, from $459,937 in the 1997 Period. In January 1995, ATI discontinued sales of existing ResponseWare computer systems due to maintenance costs and the system's inability to take advantage of personal computer environments. Discontinuance of selling these systems caused the decline in sales.
In the 1998 Period, the entire $340,081 in sales was attributed to maintenance and customization services. ATI's cost of sales was $98,784 and the gross profit was $241,297. In the 1997 Period $442,656 were attributed to maintenance and customization services and $22,910 were attributed to new product sales. The 1997 gross margins were $393,249 for maintenance and customization and $2,043 for new product sales.

     Contractors fees declined significantly due to ATI's discontinuance of selling the ResponseWare software. With no software sales, ATI had no need for employees and contractors to provide installation services. The reduction also caused a decrease in customization services. Fees paid for contractors in the 1998 Period were solely for maintenance services.



     The maintenance cost is the expense incurred by ATI to support existing ResponseWare Products. Even though ATI is not selling new ResponseWare products, it continues to service, support, and develop product enhancements (software upgrades) for the ResponseWare product line. The ResponseWare products are software applications designed to address various financial and operational needs of municipal governments such as general ledger and funding accounting, accounts payable, purchase order control, payroll, budgeting, human resource management and voter registration in Canada. ATI is contractually obligated to provide maintenance services for the products already sold. Limited support is provided for one year terms provided customers pay an annual fee for computer system maintenance. Customers may reinstate lapsed support by paying the annual support fee plus an additional charge.

     Despite the outdated nature of the ResponseWare products, they are reliable and ATI has a stable customer base that continues to pay the annual support fees. For those customers who are not parties to an annual service contract, ATI provides support and is compensated on a time and material basis. In the last three years, ATI has experienced no reduction in the number of licensees that have maintenance contracts. In 1996, 66 2/3 % of outstanding licenses were supported by maintenance contracts. In 1997 and

1998, 69.2% of outstanding licenses were supported by maintenance contracts. The percentage increase resulted from an 11% reduction in the number of outstanding licenses that were not supported by maintenance contracts.

     Support and maintenance of ResponseWare products presently generate 100% of ATI's revenues. The revenues generated from the maintenance software is substantially less than the revenue formerly generated by the sale of the software. Management's decision to cease the sales of new ResponseWare systems resulted in the loss of 26% or $120,153 of ATI's revenue for the last fiscal year. ATI has purposefully and substantially reduced its efforts to market its current software because new software is under current development.

     Moreover, the additional expenses of developing the new systems continue to be substantial relative to the current revenue generated by ATI. In the 1998 Period, research and development costs for new product development was $354,069. ATI has budgeted $1 million over the next eighteen months for research and development, of which $500,000 will come from the proceeds of the anticipated offering, and $500,000 will come from future revenues.

     An inability to produce the new systems could cause a further and substantial decline in revenues. Possible difficulties in hiring and retaining highly qualified software developers could cause delays or prevent ATI from developing a commercially marketable product. Should ATI be unable to rewrite the ResponseWare software, customers may continue paying software maintenance fees for increasingly outdated software, or they may continue using the existing software without maintaining their systems. Customers may also replace the ResponseWare software with products from other vendors. ATI has also incurred additional expenses including but not limited to legal and accounting fees in connection with the listing on the OTC Bulletin Board.
As discussed above, the Company, as the surviving entity of the Merger, anticipates that sales will increase in the 1998-1999 Period once the new product development is completed and after the pending acquisitions of small vendors.


OPERATING INCOME

     ATI experienced a decrease in operating expenses. Advertising and promotion expenses decreased to $4,382 (84%) for the 1998 Period from $27,770 for the 1997 Period. Prior to the 1997 Period, ATI did not advertise in the U.S. markets. Management decided to advertise its services and products in the U.S. print media causing a substantial increase in the advertising expense in the 1997 Period. Subsequently, ATI's operating capital did not allow for continued advertising. In the 1998 Period, ATI discontinued its product advertising in all publications causing the substantial decrease in advertising expense. Filing and transfer fees decreased by $34,285 (82%) for the 1998 Period from $41,641 for the 1997 Period. The 1997 figure was extraordinary due to one-time fees paid to Standard and Poor's and the Vancouver Stock Exchange.

     Selling and marketing expenses decreased by $60,873 (98%) in the 1998 Period, from $61,914 for the 1997 Period. In 1997, ATI had attempted to market a product called Cognos, an accounting software program, and thereby incurred additional selling and marketing expenses. ATI reduced office and administration expenses by $19,217 (45%) for the 1998 Period, from $42,823 for the 1997 Period. The 1997 figure resulted from a reinstatement of trading on the Vancouver Stock Exchange.

     Amortization expenses decreased 50% in the 1998 Period as compared to the 1997 Period. Amortization in the 1997 Period were abnormally high due to $24,000 of amortization that ATI should have claimed in prior years. Moreover, the 1997 Period was the final year ATI amortized $8,000 of goodwill. Thus, the decrease reflects a return to normal amortization costs.



     Management fees increased by $108,467 (119%) to $199,589 during the 1998 Period. The increased management fees resulted from a change in accounting for the work of ATI's managers. Previously, certain managers were on ATI's payroll. The expenses for paying these employees were accounted for as "wages, salaries and benefits." In the 1998 Period, these expenses were transferred to the account for management fees, and were paid to independent contractors. The transfer between accounts caused the increase in management fees and part of the reduction in the "wages, salaries and benefits" account. The total reduction in "wages, salaries and benefits" was $152,147 (51%) from $298,082 during the 1997 Period. The balance of the reduction was from layoffs. When ATI discontinued development of its new systems, some employees were laid off due to a shortage of funds with which to pay those employees.

     As part of its efforts to make the existence of ATI known to the investing public, ATI paid $32,309 to investor relations firms. These firms undertook to disseminate information about ATI persons and entities int the stock brokerage and investment communities including investment management firms brokers, for the purpose of increasing awareness about ATI. ATI incurred the major portion of the expense during the 1998 Period. The contracts with the investment relations firms expired during the 1998 Period.


OTHER INCOME (DEDUCTIONS) AND TAXES.

     The total interest ATI received decreased to $297 (95%) for the 1998 Period, from $5,629 for the 1997 Period. This is the interest charged on the outstanding accounts receivable. ATI was more aggressive in collecting receivables. ATI has losses available for income tax purposes totaling, approximately $1,252,000. The losses can be used to reduce taxable income of future years. The tax losses have not been used for the 1998 Period or the 1997 Period.

ASSETS AND LIABILITIES


     Cash and receivables changes resulted from several transactions. Though ATI ceased selling computer systems, it continues to provide support services for the systems it has already sold. ATI has support contracts with its customers, each expiring on a date certain. Upon the expiration of the support services contract, ATI receives a cash payment from the customer for the ensuing year. During the 1998 Period, ATI became more aggressive in terms of collecting on receivables in that it applied strict enforcement of demanding full payment by the first day of the maintenance period. At the request of several cities and municipalities, ATI began delivering invoices two months in advance of the new service periods. Cities and municipalities need approximately two months to get departmental approval to make payments. Advance invoicing provides cities and municipalities the necessary documentation to secure payment approval in time for a new maintenance period. Prior to receiving the payment, ATI carries the amount due on the contract as a receivable due in sixty days. However, the work does not begin until ATI actually receives payment. The change to the sixty-day cycle contributed to the increase in the accounts receivable balance at the end of the 1998 Period.

     Prepaid expenses included software consultants' fees, insurance premiums, storage, etc. In several cases, ATI prepays expenses by 12 months. ATI's major prepaid expense, insurance, begins in February.


     The 1,038% increase in accounts payable to officers and directors and the increase in loans to related parties resulted from several transactions. See "Certain Relationships and Related Transactions."

     Since the 1997 Period, ATI's current liability for royalties increased by $30,000 (30%) to $100,000 in the 1998 Period. When ATI acquired ResponseWare, it assumed ResponseWare's debt to International Business Machines ("IBM"). IBM financed the cost of ResponseWare installing new systems. The debt is $100,000 payable over ten months. ATI was scheduled to begin paying the debt in December 1997. As of September 1997 the total amount of the debt was due within one year. At the present time, ATI is in default on repayment and is negotiating a revised payment schedule. Management does not expect the default to have an adverse effect on ATI's financial position or results of future operations.

     ATI did not incur any additional royalties in the period. Rather, the $30,000 that caused the increase had been carried as a long-term debt in the 1997 Period. ATI is presently in default on repayment and is currently negotiating a revised payment schedule. ATI does not believe the debt will have an adverse effect on ATI's financial position or the results of future operations. IBM has agreed to wait until ATI completes an equity offering to collect royalties due. ATI has a good working relationship with IBM as shown by IBM's willingness to enter into a licensing agreement for new software in July 1998.

     ATI's long-term obligation under capital lease was reduced by C$32,832 (98%) to $800 in the 1998 Period. The change came as a result of C$33,095 becoming a current liability for the 1998 Period.


     ATI reduced its current portion of long-term debt by $136,241 (58%) by repaying its debt to ATI's president's spouse. The principal on the debt was C$150,000. ATI satisfied the debt by issuing 120,465 shares at C$1.38. The Vancouver Stock Exchange approved the transaction on July 30, 1997, and the Company paid the debt on July 30, 1997.


     The amount due to related parties increased $129,018 to $132,707 (3,497%) from $3,689 the previous year. The amount due represents loans made by Mr. Mike Sintichakis and members of his family to ATI to maintain levels of working capital sufficient for ATI to continue operating. The loans are not repayable prior to July 1999. For specific information, see "Certain Relationships and Related Transactions."


LIQUIDITY AND CAPITAL RESOURCES

   In the 1998 Period, ATI used $212,823 for operating activities. In addition to the net loss in the 1998 Period (365,426), the loss per share decreased to (0.18) from (0.38). In the 1998 Period, the end of year deficit increased to (4,658,867) compared to ($4,293,440) for the 1997 Period.

     ATI made a commitment to spend $75,000 to $100,000 for capital expenditures in connection with research and development of its new products for the 1998 Period. Actual expenditures totaled $61,235.80. Of this amount, ATI spent $20,533 for development of the Year 2000 tool. These expenditures are accounted for as part of wages, salaries and benefits. The products are expected to be completed and commercially available within 18 months subject to additional financing. ATI plans to operate exclusively through the support and maintenance of its existing software programs. There are 45 municipal and private sector customers using the existing programs.


     As of June 30, 1998, ATI had a working capital balance of ($451,698). ATI expects to use approximately $400,000 in working capital over the next twelve months. Therefore, ATI has to either raise additional capital in an offering or reduce expenses to keep in line with its current revenues.


     The first component of the external funding via Equitrade Securities Corp. has not materialized to date, and ATI cannot be certain such funding will become available to ATI in the 1999 Period. ATI estimates the anticipated cost of the acquisitions to be less than $200,000. ATI and the companies to be acquired have agreed, in principal, to the acquisitions. But, the specific terms or purchase price amounts have yet to be negotiated. In the absence of the equity funding through external funding sources, ATI will not be able to complete two of the three acquisitions.

TWELVE MONTHS ENDED JUNE 30, 1997 (THE "1997 PERIOD"), COMPARED WITH
TWELVE MONTHS ENDED JUNE 30, 1996 (THE "1996 PERIOD"). THE 1997 PERIOD IS DEFINED AS THE FISCAL YEAR FOR THE COMPANY, WHICH IS JULY 1,1996, TO JUNE 30, 1997.

RESULTS OF OPERATIONS

     The loss in 1997 Period increased to ($557,906) from ($227,656) in the 1996 Period. Loss per share increased to ($.38) in the 1997 Period from a loss of ($.04) in the 1996 Period. The 1996 Period is defined as July 1, 1995, to June 30, 1996.

REVENUES

     Net sales decreased $68,985 (13%) to $459,937 in the 1997 Period, from $528,922 in the 1996 Period. Sales continued to decline because ATI discontinued the sales of existing ResponseWare computer systems. Even though ATI was not selling new ResponseWare products, it continued to service, support, and develop product enhancements (software upgrades) for
the ResponseWare product line.   The Company was contractually obligated to
provide maintenance services for the products already sold. Customers pay an annual fee for computer system maintenance. Despite the outdated nature of the ResponseWare products, they are reliable and the Company has a stable customer base that continued to pay the annual support fees. For those customers who were not parties to an annual service contract, ATI provided support where it was compensated on a time and material basis.
Approximately, 90% of ATI's revenue was generated by support and maintenance of the ResponseWare products. Management's decision to cease the sales of new ResponseWare systems resulted in the loss of 13% or $68,895 of ATI's revenue for the last fiscal year. Moreover, the additional expenses of developing the new systems continued to be substantial relative to the revenue generated by ATI at that time. ATI also incurred additional expenses including but not limited to legal and accounting in connection with the listing on the over-the-counter bulletin board.

OPERATING INCOME

     Although the revenues continued to decrease, ATI experienced an increase in operating expenses. Advertising and promotion expenses increased to $27,769 (950%) for the 1997 Period from $1,285 for the 1996 Period. In the past ATI did not advertise in the U.S. markets. Management decided to advertise its services and products in the U.S. print media thereby incurring
a substantial increase in advertising expenses.   Filing and transfer fees
increased by $37,611 (968%) for the 1997 Period from $4,030 for the 1996 Period for fees paid to Standard and Poor's and the Vancouver Stock
Exchange.

     Selling and marketing expenses increased by $55,329 (890%) in the 1997 Period, from $6,585 for the 1996 Period. ATI attempted to market a product called Cognos, an accounting software program, and incurred additional selling and marketing expenses. The product was marketed as a complement to accounting systems to allow users to easily view and analyze budgets and forecasts without the need for custom programming. ATI spent $15,024 on Cognos and only sold the product to two customers. The sales generated revenues of only $10,455.93. ATI discontinued the product. The activities related to the reinstatement of trading on the Vancouver Stock Exchange resulted in an increase in office and administration expenses: $31,998 (75%) for the 1997 Period, from $10,824 for the 1996 Period. Wages, salaries and benefits increased $170,432 (57%) to $298,083 for the 1997 Period, from $127,651 for the 1996 Period. The wages, salaries and benefits increased due to payment of employees in connection with the development of new software programs.

OTHER INCOME (DEDUCTIONS)  AND TAXES

     The total interest received by ATI decreased to $5,629 (70%) for the 1997 Period, from $19,079 for the 1996 Period. This is the interest charged on the outstanding accounts and ATI was more aggressive collecting amounts to which is was due. ATI had losses available for income tax purposes totaling, approximately $1,343,000. The losses can be used to reduce taxable income of future years. The tax losses were not used for the 1997 Period or the 1996 Period.


LIQUIDITY AND CAPITAL RESOURCES

     In the 1997 Period, $491,653 was used for operating activities of ATI. (Due to a clerical error, ATI reported in its registration statement on Form SB-10 that $1,024,472 was used during this period.) In addition to the net loss in the 1997 Period ($557,906), the loss per share increased to ($.38) from ($.04). In the 1997 Period, the end of year deficit increased to ($4,293,440) compared to ($3,735,534) for the 1996 Period.


     Financing activities in the 1997 Period provided cash of $754,870 through the issuance of share capital in the amount of 1,042,130 shares. In the 1997 Period ATI received approval from the Vancouver Stock Exchange to convert the total loan amount of $166,243 into 120,465 shares of ATI's Common Stock. The loan was incurred to provide the necessary capital to acquire a small computer company in Canada. The shares have been issued and the debt has been fully satisfied. ATI did not incur any other long-term debt in the 1997 Period. As of September 30, 1997, ATI's long term debt was $13,196.
ATI had also incurred expenses of $105,000 for legal and accounting fees related to registration and the sale of its shares, listing on the OTC Bulletin Board, and other offering costs.

                               External Funding


     ATI entered into an underwriting agreement with Equitrade Securities Corp. to infuse capital into ATI in an equity offering subject to the provisions of Regulation D. ATI has offered 406,504 or 20% of its Common Shares. To date, this offering has not materialized and ATI does not expect to raise the funds prior to the Merger. For more information, see "Description of Business."


                       Disagreements With Accountants
                    On Accounting And Financial Disclosure

     ATI has not had any changes in or disagreements with its accountants.

                       VOTING AND MANAGEMENT INFORMATION

                       Date, Time And Place Information

     The meeting of security holders of ATI Common Stock will be on _______,1998, in the offices of Stephen K. Winters Law Corporation, 1010 Burrard Building, 1030 West Georgia St., Vancouver, B.C. V6E 2Y3, Canada at
9:00 a.m.  The address of ATI is as follows:   #5-246 Lawrence Ave., Kelowna,
British Columbia, V1Y 6L3. On June 30, 1998, the shareholders and directors of the Company held their annual and special meetings and unanimously approved the Merger.

     The approximate date on which the proxy statement and form of proxy are first to be sent or given to security holders is ___________, 1998.
Proposals of stockholders intended to be presented at the 1999 annual meeting of Stockholders of the Company must be received by the Company no later than May 14, 1999, in order to be included in the proxy statement and form of proxy relating to such annual meeting. After July 28, 1998, a notice of a shareholder proposal submitted to the Company outside the processes of Rule 14a-8 of the Exchange Act shall be considered untimely.

                            Revocability Of Proxy

      If the enclosed Proxy is executed and returned, it will be voted on the proposals as indicated by the shareholder. The Proxy may be revoked by the shareholder at any time prior to its use by notice in writing to the Secretary of ATI, by executing a later dated proxy and delivering it to the ATI prior to the meeting or by voting in person at the meeting.

                       Dissenters' Rights of Appraisal

     Any shareholder of ATI on ___________, 1998, (the record date for purposes of determining who is entitled to notice of and to vote at the Annual and Extraordinary Meeting of Shareholders of the Company) who objects to the Merger may dissent from the Merger. Any such shareholder may demand in writing prior to the shareholders' meeting that, if the Merger is consummated, ATI pay to him or her in cash the value of his or her present common stock. The dissenting shareholder must deliver the demand to ATI's registered office within 14 days after the date of this Joint
Proxy-Statement Prospectus. The dissenting shareholder should deliver the demand to Mr. Mike Sintichakis, Aztek Technologies Inc., Suite #5-246 Lawrence Ave. Kelowna, B.C. V1Y 6L3. On delivery of the notice and the accompanying share certificates, the dissenting shareholder is bound to sell those shares to ATI and ATI will purchase the shares. The shareholder must not then vote in favor of the Merger. As described in the section "Voting Procedures" below, failure to return a properly executed proxy card or to vote in person will have the same effect as a vote in favor of the Merger. Such failure will constitute a waiver of dissenters' rights. Moreover, beneficial shareholders whose names are not on the company's register of members cannot give a notice of dissent and trigger the appraisal remedy. If the shares are held by a broker, the broker's name being listed on ATI's register of members, the broker may dissent with respect to the shares it holds as the registered owner, if the broker lists such shares on the notice of dissent. The cash value to which such shareholder will be entitled is the value agreed upon or court determined, in the manner set forth below ("Dissenter's
Value"). ATI has no obligation to institute any court proceeding to have a court determine the value of the shares. If a shareholder applies to a court to determine the value of the shares, the shareholder will bear his or her owns costs of such application. This statutory dissenter's right to payment of the Dissenter's Value of his or her common stock is mandated by section
207 of the British Columbia Company Act (the "Company Act") a copy of which is attached to this Joint Proxy Statement-Prospectus.




     ATI will provide the funds necessary to pay any holders of Common Stock who perfect their statutory dissenter's rights.

     Any such shareholder who contemplates the exercise of such dissenter's rights is urged to review carefully the provisions of the Company Act, particularly the procedural steps required to perfect the right to Dissenter's Value. The rights of dissenting shareholders to Dissenter's Value will be lost if the procedural requirements of the Company Act are not fully and precisely satisfied. If the right to Dissenter's Value is lost, the shareholder will be entitled to receive for each share of ATI Common Stock the number of shares of the Company's Common Stock as provided in the Merger Agreement.




     The procedural steps are set forth in the legal opinion of Mr. Steven K. Winters attached hereto as Annex B (to be read in conjunction with the full text of the Company Act and is qualified in its entirety by reference to the statute.

                        Persons Making the Solicitation

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Aztek Technologies Inc. ("ATI") of proxies for use at the Annual and Extraordinary Meeting of Stockholders of the Company to be held on __________ 1998, and any adjournments thereof.



     There were outstanding at the close of business on __________, 1998, the record date for determination of the stockholders of ATI entitled to notice of and to vote at the Annual Meeting, 2,051,109 shares of Common Stock of ATI entitled to one vote per share. Only stockholders of record on __________, 1998, are entitled to notice of and to vote at the meeting. The proxy does not affect the right to vote in person at the meeting, and may be revoked at any time prior to the voting thereof. The presence of two persons entitled to vote will constitute a quorum. The affirmative vote of the holders of shares present or represented by proxy at the meeting must exceed the negative votes cast for the adoption of the proposals described in this Proxy Statement.


     The Board of Directors knows of no other matters likely to be brought before the Annual Meeting other than those mentioned above. However, if any other matters not now known or determined, properly come before the meeting or any adjournments thereof, the persons named in the enclosed form of proxy will vote such proxy in accordance with their best judgment in such matters pursuant to discretionary authority granted in the proxy.

     Stockholders are urged to sign the accompanying form of proxy, solicited on behalf of the Board of Directors of ATI, and to return it at once in the envelope provided for that purpose. Proxies will be voted in accordance with the stockholders directions. If no direction is given, proxies will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A stockholder who wishes to designate a person or persons to act as his or her proxy at the meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or person, sign the form and transmit it directly to such other designated person or persons for use at the meeting.

     The expense of the Board of Directors' proxy solicitation will be borne by ATI. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of ATI (none of whom will receive additional compensation therefor) may solicit proxies by telephone, telegraph or personal interview. ATI will, upon request, reimburse nominees, custodians, and fiduciaries for the expenses in forwarding proxy material to their principals.

           Interest Of Certain Person In Matters To Be Acted Upon

     Certain members of ATI's management and its Board of Directors may be deemed to have certain interests in the Merger in addition to their interests as stockholders of ATI generally. ATI's Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement.

     OFFICERS AND BOARD OF DIRECTORS. Mike Sintichakis, Edson Ng, and Eileen Keogh constitute the entire Board of Directors of ATI and are also directors of the Company. The sole remaining director of the Company is Nick Sintichakis who is the son of Mike Sintichakis.

     COMMON SHARES. In June 1998, the directors and officers named in the preceding paragraph purchased one million shares of the common stock of the Company at $.05 per share. The shares are to be distributed in twenty-four monthly installments beginning in June 1998. The total number of shares that will be distributed pursuant to the purchase constitute the total amount of shares that are issued and outstanding. The Company has no existing business at this time and will begin transacting business when it assumes the operations of ATI upon consummation of the Merger. Since ATI will cease to exist upon completion of the Merger, the net result will be that the above-named directors will each own a larger percentage in the combined company than they previously owned in ATI.

     INDEMNIFICATION. To the extent permitted by law, the Articles of Incorporation of the Company and ATI contain an indemnification clause such that the Company or ATI will indemnify all directors and officers of the Company or ATI if any such directors or officers are named as a party or parties to a lawsuit as a result of serving as officers or directors of the Company or ATI. For limitations on indemnification, see "Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

               Voting Securities And Principal Holders Thereof

     ATI's Shareholders of record at the close of business on __________, 1998 will be entitled to vote on all matters. On the record date ATI had 2,051,109 shares of ATI Common Stock outstanding. The holders of ATI Common Stock are entitled to one vote per share. ATI has no class of voting securities outstanding other than the ATI Common Stock.

                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT
                                 (Pre-Merger)

                       Security Ownership of ATI Shares
                      By Certain Beneficial Shareholders


  (1)               (2)                             (3)                (4)
Title of     Name and Address of            Amount and Nature    Percentage of
Class        Beneficial Owner                of Beneficial Owner     Class
______________________________________________________________________________
Voting      Mike Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                462,190                  27%

  "         Maria Sintichakis
            1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                255,928                  12%
  "         Tony Pantazopoulos                  21,333                   1%
            1807 Lipsetet Court
            Kelowna, BC V1V 1X3

  "         Edson Ng
            623 Alpine Court
            North Vancouver, BC V7R 2L7        104,700                   7%
______________________________________________________________________________
                                               822,818                  40%


Mike Sintichakis has the right to acquire 90,000 shares at the exercise price of $1.82 within sixty days.

Edson Ng has the right to acquire 40,000 shares at the exercise price of $1.82 within sixty days.

Eileen Keogh has the right to acquire 40,000 shares at the exercise price of $1.82 within sixty days.


Maria Sintichakis is Mr. Sintichakis' wife. Mr. Sintichakis does not exercise shared voting or dispositive powers with Mrs. Sintichakis.

                      Security Ownership of Company Shares
                       By Certain Beneficial Shareholders

  (1)               (2)                             (3)                (4)
Title of     Name and Address of          Amount and Nature      Percentage of
Class        Beneficial Owner                of Beneficial Owner     Class
______________________________________________________________________________
Voting      Mike Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                800,000                  40%

  "         Nick Sintichakis
            1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                430,000                  21%

  "         Eileen Keogh
            508-2012 Fullerton Ave.
            Vancouver, BC V7P 3E3              320,000                  16%

  "         Edson Ng
            623 Alpine Court
            North Vancouver, BC V7R 2L7        440,000                  22%
------------------------------------------------------------------------------
Beneficial Shareholders as a Group           1,990,000                 100%


     Under the terms of the subscription agreements, the Company will place one million outstanding common shares in a trust and distribute the shares in twenty-four monthly installments beginning in June 1998. One million shares are bonus shares to be distributed as described in the section "Market for Common Equity and Related Stockholders Matters" at page 17.


                      Security Ownership of Management

                                     ATI
  (1)               (2)                             (3)                (4)
Title of     Name and Address of            Amount and Nature   Percentage of
Class        Beneficial Owner              of Beneficial Owner         Class
______________________________________________________________________________
Voting      Mike Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                462,190                  27%
  "         Eileen Keogh
            508-2012 Fullerton Ave.
            Vancouver, BC V7P 3E3               37,000                   4%

  "         Edson Ng
            623 Alpine Court
            North Vancouver, BC V7R 2L7        104,700                   7%
------------------------------------------------------------------------------
Directors and Management as a Group            603,890                  30%


See notes to Security Ownership of ATI shares of Certain Beneficial
Shareholders


                                     The Company
  (1)               (2)                             (3)                (4)
Title of     Name and Address of          Amount and Nature      Percentage of
Class        Beneficial Owner                of Beneficial Owner     Class
______________________________________________________________________________
Voting      Mike Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                800,000                  40%

  "         Nick Sintichakis
            1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                430,000                  21%

  "         Eileen Keogh
            508-2012 Fullerton Ave.
            Vancouver, BC V7P 3E3              320,000                  16%

  "         Edson Ng
            623 Alpine Court
            North Vancouver, BC V7R 2L7        440,000                  22%
------------------------------------------------------------------------------
Directors and Management as a Group          1,990,000                 100%


                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

                        Pro Forma Security Ownership of
                        Certain Beneficial Shareholders

  (1)               (2)                             (3)                (4)
Title of     Name and Address of          Amount and Nature      Percentage of
Class        Beneficial Owner                of Beneficial Owner     Class
______________________________________________________________________________
Voting      Mike Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                1,262,190                   33%

   "        Maria Sintichakis
            1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                  255,928                  6%


   "        Nick Sintichakis
            1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                  504,500                   12%

   "        Eileen Keogh
            508-2012 Fullerton Ave.
            Vancouver, BC V7P 3E3                357,000                   10%

   "        Edson Ng
            623 Alpine Court
            North Vancouver, BC V7R 2L7          544,000                   13%

------------------------------------------------------------------------------

Mike Sintichakis has the right to acquire 90,000 shares at the exercise price of $1.82 within sixty days.

Edson Ng has the right to acquire 40,000 shares at the exercise price of $1.82 within sixty days.

Eileen Keogh has the right to acquire 40,000 shares at the exercise price of $1.82 within sixty days.

                      Security Ownership of Management

  (1)               (2)                             (3)                (4)
Title of     Name and Address of            Amount and Nature   Percentage of
Class        Beneficial Owner              of Beneficial Owner         Class
______________________________________________________________________________
Voting      Mike Sintichakis
Common      1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                1,262,190                   33%
   "        Nick Sintichakis
            1802 Lipsett Crt.
            Kelowna, BC V1V 1X3                  504,500                   12%

   "        Eileen Keogh
            508-2012 Fullerton Ave.
            Vancouver, BC V7P 3E3                357,000                   10%

   "        Edson Ng
            623 Alpine Court
            North Vancouver, BC V7R 2L7          544,000                   13%
------------------------------------------------------------------------------
Directors and Management as a Group            2,667,690                   68%


     See notes to Pro Forma Security Ownership of Certain Beneficial
Shareholders.

                              Voting Procedures


     Two persons present and entitled to vote constitute a quorum at any general shareholders' meeting. A member may by proxy appoint a proxy holder to vote for him or her on a poll. Every shareholder who is present in person and entitled to vote at that occurrence shall have one vote and on a poll every member present in person or represented by proxy or other proper authority shall have one vote for each share of which he or she is the registered holder. ATI has no class of voting securities outstanding other than its Common Stock. Adoption of the Merger and the Merger Agreement will require that the votes cast favoring the Merger must exceed the votes cast opposing the Merger. The failure to return a properly executed proxy card or to vote in person ("abstention") at the Special Meeting will have the same effect as a vote in favor of the Merger. Similarly, "broker non-votes" (referring to instances where a broker or other nominee physically indicates on the proxy that, because it has not received instructions from beneficial owners, it does not have discretionary authority as to certain shares of ATI's Common Stock to vote on the proposal) will have the same effect as a vote in favor of the Merger. The proxies named in the enclosed proxy card may, at the direction of the Board, vote to adjourn or postpone the Special Meeting to another time or place for the purpose of soliciting additional proxies necessary for approval of a proposal or otherwise.


     If the accompanying proxy card is properly executed and returned to ATI in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AND
THE MERGER AGREEMENT. Except for procedural matters incident to the conduct of the Special Meeting, the Board of Directors of ATI does not know of any matters other than those described in the Notice of Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the ATI proxy will vote the shares represented by such proxy on such matters as determined by a majority of ATI's Board of Directors.

                Directors, Executive Officers, Promoters And
            Control Persons Of The Surviving Or Acquiring Company
Name                Age               Position            Director Since

Mike Sintichakis    60                Director            August 1994
                                      President
Nick Sintichakis    33                Director            July 1994
                                      Secretary
                                      Treasurer

Edson Ng            34                Director            July 1998

Eileen Keogh        51                Director            July 1998


     Each director serves for a term of one year and is elected at the annual meeting of shareholders. The Company's officers are appointed by the Board of Directors and hold office at the discretion of the Board.


     Mike Sintichakis. Mr. Sintichakis has over 27 years of experience as an entrepreneur and professional business manager. He has owned and operated seven corporations and presided as president of three other corporations. He received an Industrial Electrician Diploma from Greece in 1958. He has since specialized in acquiring, restructuring and growing small and mid-sized businesses in the hospitality, consumer services, automotive, leisure and manufacturing industries. He recently managed over 450 employees and consistently guided companies successfully through tremendous revenue growth. He has served as a director and president of ATI since 1991. Mr. Sintichakis has also served as a director and president of Aztek Inc. since its inception in 1994. From 1995 to 1997, he served as a director and president of ATI's wholly-owned subsidiary, ResponseWare Corp. From 1993 to 1994, he served as director and president of ATI's wholly-owned subsidiary Nu-Crest Sportswear Inc., a designer of customer embroidered and silk-screen sportswear.


     Edson Ng.   Mr. Ng has earned a B.Sc. Degree in Mechanical Engineering from the University of Alberta. He is a registered Professional Engineer (P.Eng.) and a Certified Management Consultant. His career includes 7 years of systems engineering, marketing, consulting experience with IBM Canada
Ltd., and 4 years as founder and president of Advance Mobility Systems Integration Inc. where he served from 1992 to 1995. Advance Mobility Systems Integration was a consulting and computer integration business. Mr. Ng has been involved with various business ventures throughout his career. He has been with ATI since 1995 and currently serves as a director and vice president of operations.

     Eileen Keogh. Ms. Keogh received a B.A. degree in Mathematics from Dickinson College, Pennsylvania. She has over 29 years of consulting experience in information systems design, development, and implementation. Throughout her career in the computer industry she has served as Director of Development, Systems Architect, Project Manager, Team Leader, Data and Press Modeler, Methodologies Expert, Technical Designer, Systems and Applications Programmer/analyst, Trainer and Mentor. Ms. Keogh is an expert in client/server and object oriented software design and development on a variety of platforms. She gained seven years of software development experience with IBM Canada Ltd., IBM UK and IBM Corporation in New York. Her consulting projects include working for Prologic Computer Company from 1994 to 1995. Prologic is a designer of senior systems. From 1991 to 1995, she was self-employed as a computer consultant. In that capacity, she provided services to Solutions for Government, Fletcher Challenge, Alcan Canada, Insurance Bureau of Canada, Toronto Stock Exchange and the Bank of Montreal. She has been with ATI since 1995 and she serves as a director. She also is in charge of research and development.

     Nick Sintichakis. Mr. Nick Sintichakis is the Secretary of Aztek Inc. He presently serves as President of Christopher's Steak & Seafood Restaurant and has held that position for the past nine years. He was also a director of Yamas Taverna Inc., a restaurant in Kelowna, British Columbia for over five years. For ten years he was the manager of Caribou Restaurant. He currently spends about eight to ten hours per week as Secretary of the Company.



                 Executive Compensation Of The Directors And
                       Executive Officers of ATI

     The members of the Board of Directors of the Company and the officers of the Company presently do not receive compensation for serving as directors and officers. Upon consummation of the Merger, the Company will assume the obligations of ATI for executive compensation. The table below sets forth the compensation of the key executives of ATI.

                                                         Long Term
Compensation
------------------------------------------------------------------------------
                       Annual Compensation          Awards            Payouts
------------------------------------------------------------------------------
                                                         Securities
                                                         Underlying
Name and Principal Position    Year    Salary(1)    Bonus   Options/SARs(#)
------------------------------------------------------------------------------
Mike Sintichakis,              1998    $70,872      0             0
President, Director            1997    $30,000      0        90,000 options

Edson Ng
Vice Pres. President of
Operations                     1998    $59,169      0        0
                               1997    $60,000      0        40,000 options

Eileen Keogh(2)                1998    $20,750      0        0
Director, R&D                  1997    $60,000      0        40,000 options

 (1) The salary is reflected in Canadian dollars and was paid in Canadian dollars.

 (2)Compensation paid to Ms. Keogh was paid to her through her company as an independent contractor


     Retirement plan. ATI does not have a retirement plan at present, but the Company intends to implement one after the Merger once the Company becomes profitable.

     Employment contracts, Termination of Employment and Change in Control Agreements. At present, ATI has no employment contract with any of its employees.

     Compensation Committee, Interlocks and Insider Participation. Neither ATI or the Company has a compensation committee; rather the Boards of Directors perform the functions that would otherwise be performed by a compensation committee.



                 Executive Compensation Of The Directors And
                       Executive Officers of the Company

     The members of the Board of Directors of the Company and the officers of the Company presently do not receive compensation for serving as directors and officers. Upon consummation of the Merger, the Company will assume the obligations of ATI for executive compensation. The table below sets forth the compensation of the key executives of the Company.

                Summary Compensation Table for the Company

                                                         Long Term
Compensation
------------------------------------------------------------------------------
                       Annual Compensation          Awards            Payouts
------------------------------------------------------------------------------


Name and Principal Position    Year    Salary    Bonus
------------------------------------------------------------------------------
Mike Sintichakis, CEO          1998    $0       $0
                               1997    $0       $0

Edson Ng, Director             1998    *
                               1997    *

Eileen Keogh, Director         1998    *
                               1998    *

Nick Sintichakis               1998    $0       $0
                               1997    $0       $0

*Edson Ng and Eileen Keogh were first elected to the Board of Directors on June 30, 1998, to serve as directors for the ensuing year.

The Company has not paid any compensation to its officers or directors since the Company's inception.

         Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                              Number of Securities
                             Underlying Unexercised
                             Options/SARs at
                                   FY-End (#)
      Name                  Exercisable/Unexercisable


Mike Sintichakis                     90,000
Edson Ng                             40,000
Eileen Keogh                         40,000


                           Long Term Incentive Plans

Name           Number of Shares   Performance
                 Units or Other  Or Other Period
                   Rights (#)   Until Maturation  Threshold          Maximum
                                  Or Payout     ($ or #)            ($ or #)
------------------------------------------------------------------------------
Mike Sintichakis    400,000       .40*            80,000              400,000
    "               354,000   109,740**                1              354,000
Edson Ng            200,000       .40*            40,000              200,000
Eileen Keogh        200,000       .40*            40,000              200,000
Nick Sintichakis    200,000       .40*            40,000              200,000
------------------------------------------------------------------------------

*Amount of working capital per share

**    Mr. Mike Sintichakis currently has 354,000 shares of ATI Common Stock in escrow to be released as ATI generates positive cash flow from operations.
The shares will be released to Mr. Sintichakis at the rate of one share for every C$.31 of cash flow generated by ATI. Mr. Sintichakis purchased the shares for C$.01 per share. Mr. Sintichakis enjoys full voting rights attributable to the shares.

     The long term incentive plan consists of 1,000,000 shares of the Company Common Stock referred to as Bonus Shares under the agreement. The directors purchased the Bonus Shares, par value $.001, at $.01 per share. The shares were placed in escrow to be released upon two conditions. Each director may receive his or her Bonus Shares upon his or her satisfactory performance. However, in addition to the individual director's performance, the Company must accumulate working capital in the following amounts per year:

Year one:     $.05 per share
Year two:     $.10 per share
Year three:   $.20 per share
Year four:    $.30 per share
Year five:    $.40 per share

     A maximum of 20% of each purchaser's Bonus Shares may be issued in any one year. Thus, the table above shows the threshold at which the Company will release the Bonus Shares to an individual holder and the maximum number of shares the Company may release to a holder. Unissued Bonus Shares expire June 12, 2003, and carry full voting rights. If an owner of Bonus Shares is no longer employed by the Company, including by termination, the Board of Directors, in its discretion, may transfer any Bonus Shares that have not been issued to a new director, officer or employee. The transferee must pay the original purchaser US$.01 per share including six percent interest per annum within thirty days.




                Certain Relationships And Related Transactions

      Nick Sintichakis, a director of the Company, is the son of Mike Sintichakis, the president and a director of the Company. No other family relationships exist among directors, executive officers or persons nominated or chosen by the Company to become officers or executive officers and no such relationships exist among the directors and officers of ATI.




      ATI engaged in several transactions with its directors and a director's immediate family member causing an increase in current liabilities. The directors and an individual director's family member had a material interest. These changes caused the increase in accounts payable to directors and loans to related parties. Mike Sintichakis has not received his full salary for the 1998 Period. ATI accrued Mr. Sintichakis' salary as an accounts payable in the amount of $45,871.29 and actually paid Mr. Sintichakis
$6,270.97. Messrs. Sintichakis and Edson Ng, and Ms. Eileen Keogh have made several payments on ATI's behalf totaling approximately $39,353.59. ATI has repaid $14,914.41. These transactions caused the entire increase in accounts payable to directors from the 1997 Period to the 1998 Period.

     The increase in long term debt to related parties resulted from a series of transactions. ATI leases space from Mike Sintichakis' wife, Maria Sintichakis. To date, ATI has accrued its rental payments totaling $13,500. For more information see "Description of Property." Mrs. Sintichakis has also made several payments to vendors on ATI's behalf and she has loaned money directly to ATI so that it could meet its expenses. The total amount due to Mrs. Sintichakis is $62,171.50. Mike Sintichakis is due $5,607.13 for similar types of advances to ATI.

     Christopher's Restaurant ("Christopher's") is an establishment owned by Mrs. Maria Sintichakis. From November 1997 to May 1998, Christopher's loaned ATI approximately $21,682.50 so that ATI could meet its working capital needs. Mike Sintichakis' son-in-law, Tony Pantazopoulus loaned ATI $42,998.74 from November 1997 to May 1998 so that ATI could meet its working capital requirements. ATI issues interest free demand notes for the loans it receives from the Affiliates. However, the notes provide that no payments are due prior to July 1999.

     With respect to ATI, in 1995 the spouse of the president of ATI loaned approximately $150,000 (plus interest of $16,241) for a sum total of $166,241 to ATI. ATI used the loan proceeds to acquire a small Canadian computer vendor. ATI sought the approval of the Vancouver Stock Exchange to issue 120,465 shares of common stock at $1.38 CND to satisfy the then existing debt. The Vancouver Stock Exchange granted approval on July 30, 1997 and the debt was satisfied on July 30, 1997.

     Transactions with Promoters. The promoters of the Company are Mike Sintichakis, Nick Sintichakis, Dauna Potts, Eileen Keogh and Edson Ng. The following table sets forth the amounts received by the promoters and the Company.

Name and address of                       Amount of       Amount of
Of Promoter                                Shares        Bonus Shares
-----------------------                  ---------       ------------
Mike Sintichakis
1802 Lipsett Crt.
Kelowna, BC V1V 1X3                      400,000         400,000
Nick Sintichakis
1802 Lipsett Crt.
Kelowna, BC V1V 1X3                      230,000         200,000

Dauna Potts
882 Toovey Rd.
Kelowna, BC                               10,000               0
Eileen Keogh
508-2012 Fullerton Ave.
Vancouver, BC V7P 3E3                    120,000         200,000

Edson Ng
623 Alpine Court
North Vancouver, BC V7R 2L7              240,000         200,000


     The promoters purchased the Common Shares, par value $.001, at $.05 per share. The directors set the price at Mike Sintichakis's suggestion, which her determined arbitrarily, and issued the shares to cover anticipated expenses such as legal fees and accounting fees. Though the shares were fully paid for in advance, they are subject to a restriction by which the shares are placed into a trust to be released in twenty-four monthly installments. Each promoter is serving as a director or officer. If a promoter leaves for any reason including termination, the undistributed shares can be distributed to another employee, director or officer. The recipient in such a transfer must pay the prior shareholder US$.05 per share plus six percent interest per annum effective on the day of transfer. The promoters purchased the Bonus Shares, par value $.001, at $.01 per share. The directors set the price at Mike Sintichakis' suggestion, which he determined arbitrarily. The terms of the agreement between the holders of the Bonus Shares and the Company are discussed above in the table "Long Term Incentive Plans."

                                 AZTEK, INC.
                            Financial Statements
              For the Years Ended June 30, 1996, 1997 and 1998

                                                                     Contents
------------------------------------------------------------------------------






Auditors' Report                                                             2

Financial Statements

  Balance Sheets                                                             3

  Statements of operations                                                   4

  Statements of Cash Flow                                                    5

   Notes to Financial Statements                                           6-7

<AUDIT-REPORT>

                          [Letterhead of BDO Dunwoody]


                                                           Auditors' Report

To the Shareholders of
Aztek, Inc.

We have audited the balance sheets of Aztek, Inc. as at June30, 1998, 1997 and 1996 and the statements of operations and cash flow for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 1998, 1997 and 1996 and the results of its operations and its cash flows for the years the ended in accordance with generally accepted accounting principles.

/s/BDO Dunwoody
----------------------------
Chartered Accountants
Penticton, British Columbia
July 23, 1998

</AUDIT-REPORT>
                                   F-2

                                                                   Aztek, Inc.
                                                                 Balance Sheet
                                                                (U.S. Dollars)

June 30                                       1998           1997         1996
Assets
Current
  Cash                                   $   60,000    $        -   $       -
                                             ------        ------        ----
                                         $   60,000    $        0   $       0
                                             -----------   ------        ----

Shareholders' Equity
 Share capital (Note 2)
  Authorized - 100,000,000 shares
  of common stock
  Issued and fully paid -
    2,000,000 shares                     $   60,000
    Subscribed for and unpaid                25,000         25,000     25,000
    Share subscriptions receivable          (25,000)       (25,000)   (25,000)
                                            --------       --------    -------
                                         $   60,000     $        0  $       0
                                             =======        ======     =======



Approved on behalf of the Board:
/s/                    Director
/s/                    Director

                                                                   Aztek, Inc.
                                                      Statements of Operations
                                                                (U.S. Dollars)
For the year ended June 30                    1998           1997         1996
Revenue                                  $      0              0            0

Expenses                                        0              0            0
                                              ---            ---          ---
Net income for the year                         0              0            0

Retained Earnings, beginning of year            0              0            0
                                              ---            ---          ---
Retained Earnings, end of year                  0              0
0
                                              ===            ===          ===

                   The company has conducted no operations since incorporation

                                                                   Aztek, Inc.
                                                       Statements of Cash Flow
                                                                (U.S. Dollars)

For the year ended June 30                    1998           1997         1996
Cash provided by (used in)

Financing activities
  Issuance of share capital              $   60,000    $        -           -
                                             ------          ----       -----
Increase in cash                             60,000             -           -

Cash, beginning of year                           -             -           -
                                             ------          ----       -----
Cash, end of year                        $   60,000    $        -      $
                                             ======          ====       =====


                                                                   Aztek, Inc.
                                                 Notes to Financial Statements
                                                                (U.S. Dollars)
June 30, 1998, 1997 and 1996
-----------------------------------------------------------------------------


1. Nature of Business

The company was incorporated under the laws of the state of Nevada on August 19, 1994, and has not carried on any business activities since incorporation.
----------------------------------------------------------------------------

2. Share Capital
Authorized

      100,000,000 common shares with a par value of $0.001. During the year ended June 30, 1998 the articles of incorporation were amended to increase the authorized share capital to 100,000,000 common shares from 25,000 common shares.

                               1998               1997               1996
                        Number of  Amount  Number of  Amount  Number of Amount
                         Shares            Shares             Shares

-----------------------------------------------------------------------------
Issued and fully paid
  Balance,
  Beginning
  Of year                     -    $    -       -   $       -       - $      -

Issued for cash
Private
Placement             2,000,000    60,000       -           -       -        -

Balance
End of year           2,000,000 $  60,000       -   $       -       - $      -
Subscribed and unpaid
Private
Placement                25,000    25,000  25,000      25,000  25,000   25,000
                      ---------    ------  ------      ------  ------   ------
                      2,025,000    85,000  25,000      25,000  25,000   25,000
Share subscriptions
 receivable              25,000    25,000  25,000      25,000  25,000   25,000
                      ---------    ------  ------      ------  ------   ------
                      2,000,000 $  60,000       0   $       0       0 $      0

(a) Escrow Shares - The Issued share capital includes 1,000,000 escrow shares (1997 and 1996 - nil). These shares will be released from escrow to a maximum number of 20% per year of the original number at the rate of 1 share for the following accumulated working capital, as defined in the agreement;

             Year one       $0.05 per share of working capital
             Year two       $0.10 per share of working capital
             Year three $0.20 per share of working capital Year four $0.30 per share of working capital Year five $0.40 per share of working capital



These escrow shares are due to expire June 12, 2003 and any shares remaining in escrow at that date will be cancelled.

                                     ANNEX A

                                Dissenters' Rights Statute
The following exhibit is the selected statute, Section 207 of the British Columbia Company Act, relating to dissenters' rights.

                      Division 2 - Dissent Proceedings
Dissent procedure
207  (1) If,
         (a) being entitled to give notice of dissent to a resolution as provided in section 37, 103, 126, 222, 244, 249 or 289, a member of a company (in this Act called a "dissenting member") gives notice of dissent,
         (b) the resolution referred to in paragraph (a) is passed, and
         (c) the company or its liquidator proposes to act on the authority of the resolution referred to in paragraph (a),the company or the liquidator must first give to the dissenting member notice of the intention to act and advise the dissenting member of the rights of dissenting members under this section.

     (2) On receiving a notice of intention to act in accordance with subsection (1), a dissenting member is entitled to require the company to purchase all of the dissenting member's shares in respect of which the notice of dissent was given.

     (3) The dissenting member must exercise the right given by subsection
(2) by delivering to the registered office of the company, within 14 days after the company, or the liquidator, gives the notice of intention to act.

         (a) a notice that the dissenting member requires the company to purchase all of the dissenting member's shares referred to in subsection (2), and
         (b) the share certificates representing all of those shares, and on delivery of that notice and those share certificates, the dissenting member is bound to sell those shares to the company and the company is bound to purchase them.

     (4) A dissenting member who has complied with subsection (3), the company, or, if there has been an amalgamation, the amalgamated company, may apply to the court, and the court may

         (a) require the dissenting member to sell, and the company or the amalgamated company to purchase, the shares in respect of which the notice of dissent has been given,
         (b) set the price and terms of the purchase and sale, or order that the price and terms be established by arbitration, in either case having due regard for the rights of creditors,
         (c) joint in the application any other dissenting member who has complied with subsection (3), and
         (d) make consequential orders and give directions it considers appropriate.

     (5) The price that must be paid to a dissenting member for the shares referred to in subsection (2) is their fair value as of the day before the date on which the resolution referred to in subsection (1) was passed, including any appreciation or depreciation in anticipation of the vote on the resolution, and every dissenting member who has complied with subsection (3) must be paid the same price.

     (6) The amalgamation or winding up of the company, or any change in its capital. Assets or liabilities resulting from the company acting on the authority of the resolution referred to in subsection (1), does not affect the right of the dissenting member and the company under this section or the price to be paid for the shares.
     (7) Every dissenting member who has complied with subsection (3)

         (a) may not vote, or exercise or assert any rights of a member, in respect of the shares for which notice of dissent has been given, other than under this section,

         (b) may not withdraw the requirement to purchase the shares, unless the company consents, and

         (c) until the dissenting member is paid in full, may exercise and assert all the rights of a creditor company.

     (8) If the court determines that a person is not a dissenting member, or is not otherwise entitled to the right provided by subsection (2), the court, without prejudice to any acts or proceedings that the company, its members, or any class of members may have taken during the intervening period, may make the order it considers appropriate to remove the limitations imposed on the person by subsection (7).

     (9) The relief provided by this section is not available if, subsequent to giving notice of dissent, the dissenting member acts inconsistently with the dissent, but a request to withdraw the requirement to purchase the dissenting member's shares is not an act in consistent with the dissent.

     (10) A notice of dissent ceases to be effective if the dissenting member consents to or votes in favour of the resolution of the company to which the dissent relates unless the consent or vote is given solely as a proxy holder for a person whose proxy required an affirmative vote.

                                    ANNEX B

      Opinion Letter of Steve Winters in Reference to Dissenters' Rights.

              [LETTERHEAD OF STEPHEN K WINTERS LAW CORPORATION]
August 5, 1998

Board of Directors
Aztek Technologies Inc.
#5 - 246 Lawrence Ave.
Kelowna, B.C. V1Y 6L3


Re:     Joint Policy Statement - Prospectus on Form S-4 and Dissenters' Rights

     We are rendering this opinion to you at your request and in our capacity as Canadian Counsel to Aztek Technologies Inc. ("ATI") in connection with the Joint Proxy Statement - Prospectus pursuant to which ATI is issuing the proxy statement to its shareholders for approval of the proposed merger between ATI and Aztek, Inc. wherein ATI will cease to exist and Aztek, Inc. will be the surviving corporation. If the merger is approved, Aztek, Inc. will issue one share of its common stock in exchange for each share of ATI common stock (the "Merger"). We are rendering this opinion to provide you with a description of the dissent provisions of the British Columbia Company Act (the "Act") which apply to the Merger.

     Any holder of common shares of Aztek ("Aztek Shares") is entitled to be paid the fair market value of such shares in accordance with the section 207 of the British Columbia Company Act (the "Act") if the shareholder dissents to the special resolution authorizing the Amalgamation, and if the Amalgamation becomes effective. A holder of Aztek Shares is not entitled to object with respect to his shares if he votes any of such shares in favour of the special resolution authorizing the Merger.

     The dissenting shareholder is required to send a written objection to the special resolution to be received within two days prior to the meeting.
A vote against a special resolution or an abstention does not constitute a written objection. Within fourteen days after the special resolution is adopted by the shareholders, the dissenting shareholder is required to send to the corporation a written notice containing his name and address, the number of shares in respect of which he dissents and demand payment of the fair value of such shares, and the appropriate share certificate or certificates. The dissenting shareholder is bound to sell these shares to the corporation and the corporation is bound to purchase them. The price to be paid is the fair value as of the day before the resolution was passed including any appreciation or depreciation in anticipation of the vote, and all dissenting shareholders shall be paid the same price. Either party may apply to the court to fix the fair value of the shares. There is no obligation on the corporation to apply to the court. If the application is made by either party, the dissenting shareholder will be entitled to be paid the amount fixed by the court which may be greater or less than the value of the shares which the shareholder would otherwise consent to by the corporation. A dissenting shareholder loses his rights of dissent if he votes in favour of the resolution (unless he is doing so as a proxyholder) or otherwise acts inconsistent with his dissent (a request to withdraw a notice of dissent is not acting inconsistent with a dissent).

Yours truly,
STEPHEN K. WINTERS
LAW CORPORATION

/s/ Stephen K. Winters
-----------------------
Per: Stephen K. Winters

                                  PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

                  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                                  The Company

     Officers and Directors are indemnified and held harmless by the Company to the fullest extent authorized by the Nevada General Corporation Law against expense liability and loss where named a party or threatened to be named a party to any type of action or proceeding. The officer or directors who make such claim must be reimbursed by the Company within ninety days. Failure by the Company to make such payment entitles the officer or director to bring suit against the Company and if a judgment is rendered in favor of the officer or director, the Company will be responsible for such costs. The Company may claim as a defense that the officer of director did not meet the standards of conduct which makes indemnification permissible under the Nevada General Corporation Law but the burden of proving such a defense rests with the Company.

     Nevada General Corporation Law Section 78.7502 provides that a corporation may indemnify a director or an officer against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action. The director or officer must have acted in good faith or believed his or her actions were not unlawful. The corporation cannot indemnify the officer or director where the officer or director has been adjudged to be liable to the corporation.
If the director or officer is successful on the merits or in defense of either of the aforementioned types of action, the corporation must indemnify that officer of director.
                                  ATI
     Subject to the provisions of the Companies Act, British Columbia's corporate law, ATI must indemnify its directors and former directors, and may indemnify the directors of companies in which ATI is a shareholder, if the director is named as a party in an action as a result of being a director. ATI's board of directors may cause ATI to indemnify its officers or officers of companies in which ATI is a shareholder, who are named as a party or as parties in an action as result of serving as an officer or ATI. The articles of incorporation also provide for mandatory indemnification of the Secretary or Assistant Secretary if he or she is not a full time employee of ATI. Failure of the directors or officers to comply with the Companies Act or the articles of incorporation does not invalidate the indemnity clause.

ITEM 601. Exhibits

1.     Underwriting Agreement Between ATI and Equitrade Securities Corporation
2.1    Directors' Minutes Approving the Merger
2.2    Plan of Reorganization through Merger
3(i).1 Articles of Incorporation of Aztek, Inc.
3(i).2 Amended And Restated Articles Of Incorporation Of Aztek, Inc.
3(ii). By-Laws Of Aztek Inc.
4.1    Minutes Approving Issuance Of Shares And Bonus Shares
4.2    Standard Subscription Agreement for Bonus Shares
4.3    Standard Subscription Agreement for Common Shares
5.     Opinion re: legality

8.     Opinion re: tax matters
10.1   Escrow Agreement
10.2   Option Agreement
10.3   Demand Notes

23.1   Consent Of Independent Accountants
23.2   Consent of Stephen K. Winters
24.1   Directors' Resolution of Signature by Power of Attorney
24.2 Power of attorney (included in the registration statement and not as an exhibit.
27.    Financial Data Schedule
99.1   Merger Agreement
99.2   Letter Of Intent For ATI To Acquire Harrison Muirhead Systems Inc. And
       Q-Data
       Smart Investments Inc.
99.3   Letter of Intent for ATI to acquire Concord Consultants
99.4   Minutes Of Shareholders Of Aztek Inc. To Approve Merger

99.5 Financial Statements of Aztek Technologies Inc. For the Years Ended 1998 and 1997
99.6   Schedule II Valuation and QUalifying Accounts

99.7 Opinion Letter of Independent Accountants in Reference to Canadian Tax Consequences
99.8   Proxy

ITEM 22.
  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

     (iii) Include any material information on the plan of distribution.

     (2) that for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kelowna, Province of British Columbia, on November 12, 1998

                                                Aztek, Inc.

                                                By /s/Mike Sintichakis
                                                --------------------------
                                                Mike Sintichakis
                                                President

                             POWER OF ATTORNEY

    We, the undersigned directors and officers of Aztek, Inc. (the Company), do hereby severally constitute and appoint Mike Sintichakis, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Mike Sintichakis may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Mike Sintichakis shall do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature              Capacity                           Date
---------              --------                           ----
/s/ Mike Sintichakis                                         November 6, 1998
--------------------
Mike Sintichakis       President, Director, principal
                       executive officer, principal
                       financial officer, and principal
                       accounting officer

/s/ Nick Sintichakis                                         November 6, 1998
--------------------
Nick Sintichakis       Director, Treasurer and Secretary

/s/ Edson Ng                                                 November 6, 1998
-------------------
Edson Ng               Director

/s/ Eileen Keogh                                             November 6, 1998
-------------------
Eileen Keogh          Director


UNTIL ____________, 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY
BE REQUIRED TO DELIVER A PROSPECTUS.  THIS IS IN ADDITION TO THE OBLIGATIONS
OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


